Exhibit 10.1

$400,000,000

CREDIT AGREEMENT

Among

AMEDISYS, INC.,

AMEDISYS HOLDING, L.L.C.,

as Borrowers,

The Several Lenders from Time to Time Parties Hereto

(including without limitation, Raymond James Bank, fsb, as Senior Managing Agent),

FIFTH THIRD BANK,

BANK OF AMERICA, N.A.,

as Documentation Agents,

OPPENHEIMER & CO, INC.,

UBS SECURITIES LLC,

as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 26, 2008

J.P. MORGAN SECURITIES INC. and

UBS SECURITIES LLC,

as Co-Lead Arrangers and Joint Bookrunners

Credit Agreement	i

ARTICLE 4	REPRESENTATIONS AND WARRANTIES	40

4.1	Financial Condition	40
4.2	No Change	40
4.3	Existence; Compliance with Law	40
4.4	Power; Authorization; Enforceable Obligations	41
4.5	No Legal Bar	41
4.6	Adverse Proceedings	41
4.7	No Default	41
4.8	Ownership of Property; Liens	41
4.9	Intellectual Property	41
4.10	Taxes	42
4.11	Federal Regulations	42
4.12	Labor Matters	42
4.13	ERISA	42
4.14	Investment Company Act; Other Regulations	43
4.15	Subsidiaries	43
4.16	Use of Proceeds	43
4.17	Environmental Matters	43
4.18	Accuracy of Information, Etc	44
4.19	Solvency	44
4.20	Employee Benefit Plans	44
4.21	Certain Documents	45
4.22	Compliance with Health Care Laws	45
4.23	Projections	46

ARTICLE 5	CONDITIONS PRECEDENT	47

5.1	Conditions to Initial Extension of Credit	47
5.2	Conditions to Each Extension of Credit	49

ARTICLE 6	AFFIRMATIVE COVENANTS	49

6.1	Financial Statements	49
6.2	Certificates; Other Information	50
6.3	Payment of Obligations	52
6.4	Maintenance of Existence; Compliance	52
6.5	Maintenance of Property; Insurance	52
6.6	Inspection of Property; Books and Records; Discussions	52
6.7	Notices	52
6.8	Environmental Laws	53
6.9	Further Assurances	53
6.10	Subsidiaries	53
6.11	Compliance Program	54
6.12	Condition of Participation in Third Party Payor Programs	54
6.13	Payment of Taxes and Claims	54

ARTICLE 7	NEGATIVE COVENANTS	54

7.1	Financial Condition Covenants.	55
7.2	Indebtedness	56

Credit Agreement	ii

7.3	Liens	57
7.4	Fundamental Changes; Disposition of Assets; Acquisitions	59
7.5	Clauses Restricting Subsidiary Distributions	60
7.6	Restricted Payments	60
7.7	Investments	60
7.8	Transactions with Affiliates	61
7.9	Sales and Leasebacks	61
7.10	Swap Agreements	61
7.11	Changes in Fiscal Periods	61
7.12	Negative Pledge Clauses	62
7.13	Lines of Business	62
7.14	Amendments to Acquisition Documents	62
7.15	No Foreign Subsidiaries	62

ARTICLE 8	EVENTS OF DEFAULT	62

ARTICLE 9	THE AGENTS	65

9.1	Appointment	65
9.2	Delegation of Duties	65
9.3	Exculpatory Provisions	65
9.4	Reliance by Administrative Agent	66
9.5	Notice of Default	66
9.6	Non-Reliance on Agents and Other Lenders	66
9.7	Indemnification	67
9.8	Agent in Its Individual Capacity	67
9.9	Successor Administrative Agent	67
9.10	Documentation Agents and Syndication Agents	67

ARTICLE 10	MISCELLANEOUS	68

10.1	Amendments and Waivers	68
10.2	Notices	69
10.3	No Waiver; Cumulative Remedies	70
10.4	Survival of Representations and Warranties	70
10.5	Payment of Expenses and Taxes	70
10.6	Successors and Assigns; Participations and Assignments	71
10.7	Adjustments; Setoff	73
10.8	Counterparts	74
10.9	Severability	74
10.10	Integration	74
10.11	GOVERNING LAW	74
10.12	Submission To Jurisdiction; Waivers	75
10.13	Acknowledgements	75
10.14	Releases of Guarantees	75
10.15	Confidentiality	76
10.16	WAIVERS OF JURY TRIAL	76
10.17	USA Patriot Act Notice	77

Credit Agreement	iii

SCHEDULES:

Schedule 1.1	—	Commitments
Schedule 3.1	—	Existing Letters of Credit
Schedule 4.4	—	Consents, Authorizations, Filings and Notices; Ownership
Schedule 4.15	—	Subsidiaries, Capital Stock and Initial Guarantors
Schedule 4.22	—	Health Care Laws
Schedule 7.2	—	Existing Indebtedness
Schedule 7.3	—	Existing Liens
Schedule 7.8	—	Transactions with Affiliates

EXHIBITS:

Exhibit “A”	—	Form of Guaranty Agreement
Exhibit “B”	—	Form of Compliance Certificate
Exhibit “C”	—	Form of Closing Certificate
Exhibit “D”	—	Form of Assignment and Assumption
Exhibit “E”	—	Form of Legal Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Exhibit “F”	—	Form of Notice of Borrowing
Exhibit “G”		Form of Continuation/Conversion Notice
Exhibit “H”	—	Insurance Requirements
Exhibit “I”	—	Form of Exemption Certificate
Exhibit “J”	—	Solvency Certificate
Exhibit “K”	—	Form of Increase Commitment Supplement

Credit Agreement	iv

CREDIT AGREEMENT, dated as of March 26, 2008, among AMEDISYS HOLDING, L.L.C. (“Co-Borrower”), AMEDISYS , INC. (the “Lead Borrower”, together with the Co-Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents (in such capacity, the “Documentation Agents”), OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents (in such capacity, the “Syndication Agents”), JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. (“JPM Securities”) and UBSS as Co-Lead Arrangers and Joint Bookrunners.

The parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1 (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan”: a Loan bearing interest at a rate determined by reference to the ABR.

“Acquisition”: the consummation of the transactions described in the Acquisition Agreement.

“Acquisition Agreement”: that certain Purchase and Sale Agreement, dated as of the 18th day of February 2008, by and among the Lead Borrower, Buyer, TLC, TLC Holdings I, Corp. (“Holdco”), and the securityholders of TLC and Holdco, as sellers, (the “Sellers”) to acquire all of the outstanding shares of TLC and Holdco, as amended, modified or supplemented in accordance with Section 7.14.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Adjustment Date”: as defined in the Applicable Margin.

“Adverse Proceeding”: any action, suit, proceeding (whether administrative, judicial or otherwise), prosecution, governmental investigation, audit or arbitration (whether or not purportedly on behalf of the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) that is pending or, to the knowledge of the Borrowers or any of their Subsidiaries, threatened against or affecting the Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its Affiliates and successors, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

Credit Agreement – Page 1

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agent”: each of the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loan and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, dated as of March 26, 2008, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margin” and “Applicable Commitment Fee”: for each Type of Loan, the rate per annum determined by reference to the Total Leverage Ratio in effect from time to time as set forth under the relevant column heading below:

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Applicable Commitment Fee
I	≥3.00	2.00%	1.00%	0.400%
II	< 3.00 and ≥2.50	1.75%	0.75%	0.350%
III	< 2.50 and ≥2.00	1.50%	0.50%	0.300%
IV	< 2.00 and ≥1.50	1.25%	0.25%	0.250%
V	< 1.50 and ≥1.00	1.00%	0.00%	0.200%
VI	< 1.00	0.75%	0.00%	0.150%

No change in the Applicable Margin or Applicable Commitment Fee shall become effective until the date (the “Adjustment Date”) that is three Business Days after the date on which the applicable financial statements and a Compliance Certificate are delivered to the Lenders pursuant to Section 6.2(b) calculating the Total Leverage Ratio and shall remain in effect until the next change to be effected pursuant to this paragraph. From the Closing Date to the delivery of the applicable financial statements and a Compliance Certificate pursuant to Section 6.2(b) calculating the Total Leverage Ratio for the Lead Borrower’s Fiscal Quarter ending June 30, 2008, the Applicable Margin and the Applicable Commitment Fee shall be determined as if Pricing Level II applied. If any of the information referred to above is not delivered as and when required by Section 6.2, then, until the date that is three Business Days after the date on which such information is delivered, Pricing Level I shall apply.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assessments”: as defined in Section 4.22(g).

Credit Agreement – Page 2

“Asset Sale”: any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other Disposition to, or any exchange of property with, any Person (other than the Borrowers or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrowers’ or any of their Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Capital Stock of any of the Borrowers’ Subsidiaries, other than inventory sold or leased in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit “D”.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect less (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.4(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: 11 U.S.C. Title 11, as now and hereafter in effect, or any successor statute.

“Benefitted Lender”: as defined in Section 10.7(a).

“Big Four Accounting Firm”: any of Ernst & Young LLP, PriceWaterhouseCoopers LLP, Deloitte & Touche LLP or KPMG LLP.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (b) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (c) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (d) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such a Person.

“Borrowers”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day of the year on which commercial banks in New York City are not authorized or required by law to close, and, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Buyer”: Amedisys TLC Acquisition, L.L.C.

Credit Agreement – Page 3

“Capital Lease Obligations”: as to any Person, the amount of the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations, in conformity with GAAP, are required to be classified and accounted for as capital leases on a balance sheet of such Person.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to Securities issued or fully guaranteed or insured by the United States government; (e) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the Securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (f) Securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Change of Control”: at any time, (a) any Person or “group”(within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Lead Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Lead Borrower, or (b) the majority of the seats (other than vacant seats) on the Board of Directors of the Lead Borrower cease to be occupied by Persons who are Continuing Directors.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is March 26, 2008, or as soon thereafter as practicable.

“Co-Borrower”: as set forth in preamble hereto.

“Code: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

Credit Agreement – Page 4

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit “B”.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 20, 2008 and furnished to certain Lenders.

“Consent Subsidiary”: any Subsidiary formed or acquired after the date hereof, in respect of which the consent of any Person other than the Borrowers or any Wholly Owned Subsidiary is required by applicable law or the terms of any organizational document of such Subsidiary or other agreement of such Subsidiary or any Affiliate of such Subsidiary in order for such Subsidiary to become a Guarantor.

“Consolidated Adjusted EBITDA”: means, for any period, an amount determined on a consolidated basis for the applicable Person equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for Taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) Restructuring Charges, and (vii) other noncash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (b) other non-cash items increasing Consolidated Net Income for such period (excluding (x) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items to the extent that such accrual or reversal was created in such period and (y) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period). Except where otherwise indicated, “Consolidated Adjusted EBITDA” refers to Consolidated Adjusted EBITDA of the Lead Borrower and its consolidated Subsidiaries.

“Consolidated Adjusted EBITDAR”: means, with reference to any period, Consolidated Adjusted EBITDA for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, Consolidated Rent, calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP for such period.

“Consolidated Capital Expenditures”: means, for any period, the aggregate of all expenditures of the Lead Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Lead Borrower and its Subsidiaries.

“Consolidated Cash Interest Expense”: means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period.

“Consolidated Interest Expense”: means, for any period, total interest expense (including that portion attributable to Capital Lease Obligations and capitalized interest) of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Specified Swap Agreements, but excluding, however, debt issuance costs, debt discount or premium and other financing fees and expenses paid or accrued on or before the Closing Date.

Credit Agreement – Page 5

“Consolidated Net Income”: means, for any period, (a) the net income (or loss) of the Lead Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (b) (i) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries, (ii) the income of any Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any Pension Plan, and (iv) (to the extent not included in clauses (i) through (iii) above) any net extraordinary non-cash gains or net extraordinary non-cash losses.

“Consolidated Rent”: for any period, the dollar amount of rent expensed for the use of improved and unimproved real property on the financial statements of the Lead Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Total Debt”: as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Lead Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Continuing Directors”: the members of the Board of Directors of the Lead Borrower on the Closing Date, after giving effect to the Acquisition, and any future member of the Board of Directors of the Lead Borrower if such future director’s appointment or nomination for election to the Board of Directors of the Lead Borrower is made or recommended, as the case may be, by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any Securities issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion”, “Convert” and “Converted” each refer to a conversion of a Loan of one Type into Loans of the other Type pursuant to Section 2.12.

“Corporate Headquarters”: that parcel of real property located at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, together with all improvements now or hereafter constructed thereon comprising the principal executive offices of the Lead Borrower and its Subsidiaries.

“Default”: any of the events specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

Credit Agreement – Page 6

“Dollars” and “$”: dollars in lawful currency of the United States.

“Employee Benefit Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim”: means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws”: any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrowers or any of their Subsidiaries or any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or used by the Borrowers or any of their Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”: as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o)of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrowers or such Subsidiary and with respect to liabilities arising after such period for which the Borrowers or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event”: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrowers or any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrowers, any of their Subsidiaries or any of their respective Affiliates

Credit Agreement – Page 7

pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrowers any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in Reorganization or Insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k)the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

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“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Article 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Existing Indebtedness”: that certain Credit and Guaranty Agreement dated as of October 24, 2007, among the Lead Borrower, the Co-Borrower, CIBC World Markets Corp., Canadian Imperial Bank of Commerce, and J.P. Morgan Securities Inc.

“Existing Letters of Credit”: means the letters of credit outstanding on the Closing Date and set forth on Schedule 3.1.

“Facility”: each of (a) the Term Commitments and the Term Loan made hereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fiscal Quarter”: means a fiscal quarter of any Fiscal Year.

“Fiscal Year”: the fiscal year of the Lead Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio”: the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDAR minus Consolidated Capital Expenditures minus Taxes based on income that are paid in cash, all for the four-Fiscal Quarter period then ending, to (ii) scheduled payments of principal on Indebtedness of Borrower and its Subsidiaries plus Consolidated Cash Interest Expense plus Consolidated Rent plus Restricted Payments, all for such four-Fiscal Quarter period; provided however, solely for the purposes of calculating this covenant, the Borrowers shall be permitted to exclude an aggregate amount of $20,000,000 of Consolidated Capital Expenditures during the term of the Loans for discretionary capital expenditures included in such total incurred in connection with the Corporate Headquarters.

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“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws”: as defined in Section 2.24(a).

“Funding Borrower”: as defined in Section 2.24(b).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: the government of the United States of America, any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization”: any permit, license, certificate of need, approval, agreement, provider number, registration, certificate, filing, consent, authorization, plan, directive, consent order, consent decree or other permission (including any supplements or amendments thereto) of or from any Governmental Authority.

“Governmental Third Party Payor”: as defined in Section 4.22(c).

“Governmental Third Party Payor Programs”: as defined in Section 4.22(c).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any

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Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to (a) as of the Closing Date, the Initial Guarantors and (b) each Supplemental Guarantor and in each case, their respective successors and assigns.

“Guaranty Agreement”: the Guaranty Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit “A”.

“Hazardous Materials”: any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility or to the indoor or outdoor environment.

“Hazardous Materials Activity”: means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws”: (a) any and all federal and state fraud and abuse laws, including without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq .), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statute and any comparable state laws, (b) HIPAA, (c) Medicare, (d) Medicaid and (e) any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates patient or program charges, billing and collections, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care or reimbursement therefor.

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“HIPAA”: the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“HIPAA Compliance Plan”: as defined in Section 4.22(g).

“HIPAA Compliant”: to the extent applicable, each of the Lead Borrower, Co-Borrower and their Subsidiaries (a)is in material compliance with any and all of the applicable requirements of HIPAA and (b)is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that would reasonably be expected to cause a Material Adverse Effect in connection with any violation by the Borrowers or any of their Subsidiaries of then effective requirements of HIPAA.

“Holdco”: as defined in the definition of “Acquisition Agreement”.

“Immaterial Subsidiary”: any Subsidiary (a) which has net revenues less than 2.5% of the net revenues of the Lead Borrower and its Subsidiaries on a consolidated basis or (b) which has Consolidated Adjusted EBITDA less than 2.5% of the total Consolidated Adjusted EBITDA of the Lead Borrower and their Subsidiaries on a consolidated basis.

“Increase Amount”: as defined in Section 2.23.

“Indebtedness”: as applied to any Person, means, without duplication, (a) all Indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Specified Swap Agreement, whether entered into for hedging or speculative purposes.

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“Initial Guarantors”: each Subsidiary of the Lead Borrower as of the Closing Date (other than the Co-Borrower, any Immaterial Subsidiaries, Saint Alphonso Home Health and Hospice, LLC and any other Consent Subsidiaries).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and on the date that such Eurodollar Loan is Converted or paid in full, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

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(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loan, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: (a) any direct or indirect purchase or other acquisition by the Borrowers, or any of their Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrowers from any Person (other than the Borrowers or any Guarantor), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrowers or any of their Subsidiaries to any other Person (other than the Borrowers or any Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Lender”: JPMorgan Chase Bank, N.A., or any affiliate thereof, in its capacity as issuer of any Letter of Credit and any other Revolving Lender approved by the Administrative Agent and the Lead Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“L/C Commitment”: $25,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Borrower”: as defined in the preamble hereto.

“Legacy Costs”: one-time expenses for the costs of lease or other contract terminations and other similar costs of the type described in Emerging Issues Task Force Issue (“EITF”) 95-3, “Recognition of Liabilities in connection with a Purchase Business Combination”.

“Lenders”: as defined in the preamble hereto.

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“Letters of Credit”: as defined in Section 3.1(a), provided, such term shall include the Existing Letter of Credit.

“Lien”: (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: a Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loan or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Loan Parties in excess of $20,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties to fully and timely perform their obligations under the Loan Documents, (c) the legality, validity, binding effect, or enforceability of this Agreement or any of the other Loan Documents against the Loan Parties or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the rights, remedies, and benefits available to, or conferred upon, the Administrative Agent, Issuing Bank or the Lenders under any Loan Documents.

“Material Asset Sale”: any Asset Sale, other than in connection with a Permitted Acquisition, involving the disposition of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) yields gross proceeds to the Borrowers and their Subsidiaries in excess of $5,000,000.

“Medicaid”: means collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq .) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

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“Medicare”: collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq .) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s”: Moody’s Investor Services, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in excess of $2,500,000 in any Fiscal Year that are in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock (excluding proceeds received pursuant to director or employee option plans or other Employee Benefit Plans), the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.23.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: as defined in Section 2.5 and substantially in the form of Exhibit “F”.

“Obligation Aggregate Payments”: as defined in Section 2.24.

“Obligation Fair Share”: as defined in Section 2.24.

“Obligation Fair Share Contribution Amount”: as defined in Section 2.24.

“Obligation Fair Share Shortfall”: as defined in Section 2.24.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding)

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the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Employer Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition”: any acquisition by the Borrowers or any of their Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or of 50% or more of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (a) immediately prior to, and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom; (b) the Borrowers and their Subsidiaries shall have delivered to the Administrative Agent at least ten Business Days prior to such proposed acquisition, a certificate evidencing on a pro forma basis after giving effect to such acquisition that the Total Leverage Ratio is either (x) less than 2.50 to 1.00 or (y) 25 basis points less than the Total Leverage Ratio limitation then in effect pursuant to Section 7.1 and all acquisitions, including the proposed acquisition, during the preceding four (4) Fiscal Quarters will not exceed $30,000,000 in the aggregate; and (c) such acquisition and all transactions related thereto (i) shall be consummated in accordance with all material applicable laws and (ii) shall not be preceded by, or effected pursuant to, a hostile takeover offer.

“Person”: any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: at a particular time, any Employee Benefit Plan that is covered by ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by such Lender in connection with extensions of credit to debtors).

“Privacy and Security Rules”: as defined in Section 4.22.

“Private Third Party Payor”: as defined in Section 4.22.

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“Private Third Party Payor Programs”: as defined in Section 4.22.

“Pro Forma Balance Sheet”: as defined in Section 4.1.

“Projections”: as defined in Section 4.23.

“Ratably”: means in the event of a Disposition which results in Net Cash Proceeds to be applied pursuant to Section 2.11(b) hereof and Section 8.7 of the Senior Note Indenture, an amount equal to the product of (a) the Net Cash Proceeds being so applied to the payment of Indebtedness multiplied by (b) a fraction the numerator of which is the outstanding principal amount of the Loans and the denominator of which is the sum of the outstanding principal amount of all Loans plus the outstanding principal amount of all Indebtedness outstanding under the Senior Notes.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loan or reduce the Revolving Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrowers have delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrowers’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring nine months after such Reinvestment Event and (b) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrowers’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

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“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. §4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loan then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or senior vice president-finance of the Lead Borrower, but in any event, with respect to financial matters, the chief financial officer or the senior vice president-finance of the Lead Borrower.

“Restricted Payments”: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding.

“Restructuring Charges”: means charges for reasonable out-of-pocket legal, due diligence, audit and investment banking fees expensed on or before June 30, 2008 in connection with the negotiation and completion of the transactions contemplated in connection with this Agreement; provided that Restructuring Charges shall be limited to the maximum aggregate amount of $10,000,000.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $250,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then

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outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: means the earlier to occur of (a) March 26, 2013 or (b) the date that the Revolving Commitments are sooner terminated pursuant to Sections 2.9 or 8 hereof.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities”: any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents”: the collective reference to the Guaranty Agreement, Lien, if any, on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Sellers”: as defined in the definition of “Acquisition Agreement”.

“Senior Note Indenture”: the Indenture entered into by the Lead Borrower and the Co-Borrower in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Lead Borrower and the Co-Borrower in connection therewith.

“Senior Notes”: the notes of the Lead Borrower and issued on the Closing Date pursuant to the Senior Note Indenture.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

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“Solvency Certificate”: a Solvency Certificate of the chief financial officer or senior vice president—accounting of the Lead Borrower or the Co-Borrower, as applicable, substantially in the form of Exhibit “J”.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrowers or any Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrowers, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrowers or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrowers or any Guarantor and any Person that is a Lender or an Affiliate of any Lender at the time such Swap Agreement is entered into.

“Subject Transaction”: as defined in Section 7.1(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company, Joint Venture or other entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether, directors, managers, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantor”: each Subsidiary of the Borrowers other than any Excluded Foreign Subsidiary.

“Supplemental Guarantor”: as defined in Section 6.10.

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“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or any of their Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000.000.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Syndication Agents”: as defined in the preamble hereto.

“Taxes”: means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1. The original aggregate amount of the Term Commitments is $150,000,000.

“Term Lenders”: the Lenders of the Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Loan Maturity Date”: means the earlier to occur of (a) March 26, 2013 or (b) the date the Term Loans are accelerated pursuant to Article 8 hereof.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“TLC”: TLC Health Care Services, Inc., and certain securityholders.

“Total Leverage Ratio”: means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

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“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions Rule”: as defined in Section 4.22.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“USA Patriot Act”: as defined in Section 10.17.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrowers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, Securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrowers on the Closing Date in an amount up to

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but not to exceed such Lender’s Term Commitment. The Term Loan may from time to time consist of Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Term Loan Borrowing. The Borrowers shall give the Administrative Agent irrevocable notice pursuant to a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the anticipated Closing Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loan on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3 Repayment of Term Loan. The Term Loan of each Term Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by each principal payment in the amount of $7,500,000 due and payable commencing on June 30, 2008 and continuing on the last day of each September, December, March and June thereafter until the Term Loan Maturity Date.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 11:00 A.M., New York City time, on the date of the proposed borrowing). Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, or by telephone, conformed promptly in writing, or telex, telecopier or other electronic communication and shall specify: (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Revolving Loan shall be in an amount equal to (x) in the case of ABR Loans,

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$1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; with the exception of Revolving Loans the proceeds of which are or will be used to pay or prepay in full all outstanding Swingline Loans or outstanding L/C Obligations including, without limitation, Revolving Loans requested by the Swingline Lender pursuant to Section 2.7. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrowers shall repay to the Administrative Agent for the account of the Swingline Lender (and such other Revolving Lenders that have made Swingline Loans) the then unpaid principal amount of each Swingline Loan on the earlier of the maturity date specified in the Notice of Borrowing (which maturity date shall be no later than the tenth Business Day after the requested date of such Borrowing) and the Revolving Termination Date; provided that on each date that a Revolving Loan is borrowed, the Borrowers shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrowers desire that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing pursuant to a Notice of Borrowing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (iii) the maturity of such borrowing (which maturity shall be no longer than ten Business Days after the requested Borrowing Date). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a Notice of Borrowing, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrowers on such Borrowing Date by depositing such proceeds in the account of the Borrowers with the Administrative Agent on such Borrowing Date in immediately available funds.

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(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan (without regard to the limits set forth in Section 2.5), in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrowers irrevocably authorize the Swingline Lender to charge the Borrowers’ accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrowers or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrowers may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Applicable Commitment Fees, Etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from

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and including the date hereof to the last day of the Revolving Commitment Period, computed at a rate per annum equal to the Applicable Commitment Fee times the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears as invoiced by the Administrative Agent on or before each Fee Payment Date, commencing with the first payment due hereunder on June 30, 2008.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loan and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Prepayments of the Term Loan made pursuant to this Section 2.10 shall be applied, first, to the prepayment of the Term Loan in accordance with Section 2.17(b) and, if the Term Loans are paid in full, then to Revolving Loans without reduction in the Revolving Commitments, the Swingline Commitment or the L/C Commitments.

2.11 Mandatory Prepayments. (a) If Borrowers receive Net Cash Proceeds as a result of the issuance of any Capital Stock and, at the time of issuance, the Total Leverage Ratio is ≥ 2.50 to 1.00, an amount equal to 50% of the Net Cash Proceeds (up to the maximum amount of the Term Loans then outstanding) thereof shall be applied as a prepayment in accordance with Section 2.11(c) within three Business Days of such issuance.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.11(c); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any Fiscal Year of the Borrowers and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.11(c).

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(c) Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied Ratably to the Senior Notes and the Loans, with prepayments to the Loans to be applied, first, to the prepayment of the Term Loan in accordance with Section 2.17(b) and, second, the excess, if any, to the Revolving Loans without reduction in the Revolving Commitments, the Swingline Commitment or the L/C Commitments. In addition, any reduction of the Revolving Commitments pursuant to Section 2.09 shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12 Conversion and Continuation Options. a) The Borrowers may elect from time to time to Convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed Conversion date, provided that any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to Convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit “G” of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed Conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be Converted into a Eurodollar Loan when: (i) any Event of Default has occurred and is continuing; and (ii) the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such Conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when (i) any Event of Default has occurred and is continuing and (ii) the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically Converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be in conformity with Section 2.5 and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

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2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)(i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

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(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be Converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to Convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made on a pro rata basis according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loan shall be made pro rata according to the respective outstanding principal amounts of the Term Loan then held by the Term Lenders. The amount of each (x) voluntary principal prepayment of the Term Loan pursuant to Section 2.10 shall be applied first to reduce in direct order the next four scheduled amortization payments thereunder immediately following the date of such prepayment unless and until such amortization payments have been eliminated as a result of such reductions and, thereafter to the remaining amortization installments of the Term Loan, pro rata based upon the respective then remaining principal amounts thereof, and (y) mandatory principal prepayment of the Term Loan shall be applied first to reduce the then remaining installments of the Term Loan in the inverse order of its maturity, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loan may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

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(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and the imposition of or changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate;

(iii) shall impose on such Lender any other condition; or

(iv) and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, Converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such

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Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph.

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(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit “I” and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the

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Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, Conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) defaults in its obligation to make Loans hereunder, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory

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to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Increase of Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders) the Borrowers may from time to time request an increase in the aggregate amount (a) of the Revolving Commitments by an aggregate amount of up to $50,000,000 in minimum increments of $10,000,000, and (b) of the Term Commitments by an aggregate amount of up to $100,000,000 in minimum increments of $10,000,000; provided that (i) no Default shall have occurred and be continuing, (ii) the aggregate amount of the Commitments shall not have been reduced, nor shall the Borrowers have given notice of any such reduction under Section 2.9, (iii) the aggregate amount of the Commitments shall not previously have been increased pursuant to this Section 2.23 more than three (3) times, and (iv) the aggregate amount of the increase of the Commitments pursuant to this Section 2.23 shall not exceed $100,000,000. No Lender shall have any obligation to increase its Commitment. A Lender’s decision whether to increase its Commitment under this Section 2.23 if it is requested to do so shall be made in such Lender’s sole and absolute discretion and any failure to respond to a request shall be deemed a decision by such Lender that it will not increase its Commitment. If one or more of the Lenders is not increasing its Commitment, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, each as approved by the Borrowers and the Administrative Agent (a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Lenders (the “Increase Amount”); provided, that the Commitment of each New Lender shall be at least $5,000,000. Upon receipt of notice from the Administrative Agent to the Lenders and the Borrowers that the Lenders, or sufficient lenders and New Lenders have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrowers shall agree, which shall be at least $10,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrowers, the Administrative Agent, and the Lenders willing to increase their respective Commitments and the New Lenders (if any) shall execute and deliver an “Increase Commitment Supplement” (herein so called) in the form attached hereto as Exhibit “K” hereto. If all existing Lenders shall not have provided their pro rata portion of the requested increase, on the effective date of the Increase Commitment Supplement the Borrowers shall request a borrowing hereunder which shall be made only by the Lenders who have increased their Commitment and, if applicable, the New Lenders. The proceeds of such borrowing shall be utilized by the Borrowers to repay the Lenders who did not agree to increase their Commitments, such borrowing and repayment to be an amounts sufficient so that after giving effect thereto, the Loans shall be held by the Lenders pro rata according to their Commitments.

2.24 Joint and Several Liability. (a) All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive the benefit of the proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of

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intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under the Guaranty Agreement executed by such parties.

(b) Until the Obligations shall have been paid in full in cash, no Letters of Credit shall be outstanding and all Commitments under the Loan Documents have been terminated, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights the Administrative Agent may have against the other Borrower, any such collateral or security, and any such other guarantor. The Borrowers under this Agreement and the other Loan Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrowers’ Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrowers’ Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all the Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guaranteed. “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower. “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Borrower for purposes of this Section 2.24 any assets or liabilities of such Loan Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower. “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.24) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this Section 2.24. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among the Borrowers of their Obligations as set forth in this Section 2.24 shall not be construed in any way to limit the liability of any Borrower hereunder or under any Loan Document.

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(c) Co-Borrower hereby appoints Lead Borrower as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Co-Borrower agrees that any action taken by Lead Borrower as the agent, attorney-in-fact and representative of Co-Borrower shall be binding upon Co-Borrower to the same extent as if directly taken by Co-Borrower.

(d) All Loans shall be made to Lead Borrower as borrower unless a different allocation of the Loans as between Lead Borrower and Co-Borrower with respect to any borrowing hereunder is included in the applicable funding notice.

ARTICLE 3

LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue or cause one of its Affiliates that is a commercial bank to issue letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) Notwithstanding anything to the contrary herein, the Existing Letters of Credit for the account of or on behalf of the Lead Borrower that are outstanding on the Closing Date as listed on Schedule 3.1 shall be deemed to be Letters of Credit issued hereunder on the Closing Date.

3.2 Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

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3.3 Fees and Other Charges. (a) The Borrowers will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date, commencing with the first payment due hereunder on June 30, 2008.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

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(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Article 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such Transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article 3, the provisions of this Article 3 shall apply.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Group Members as at March 31, 2008 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Lead Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Group Members as at March 31, 2008, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Group Members as at December 31, 2007, December 31, 2006 and December 31, 2005, and the related consolidated statements of income and of cash flows for each of the three Fiscal Years ended on December 31, 2007, reported on by and accompanied by an unqualified report from a Big Four Accounting Firm and included in the Lead Borrower’s Annual Reports on Form 10-K for the Fiscal Years ended December 31, 2006 and December 31, 2007, present fairly the consolidated financial condition of the Group Members at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2 No Change. Since December 31, 2007, there has been no development or event with respect to the Borrowers, their Subsidiaries, or TLC that has had or could reasonably be expected to have a Material Adverse Effect. It is agreed that the effectiveness of the final Rule adopted by the Centers for Medicare and Medicaid Services effective January 1, 2008, providing payment for home health care services set forth in the Home Health Prospective Payment System Refinement and Rate Update for the calendar year 2008 (Regulations No. CMS 1541-FC, published at 72 Fed. Reg. 49762 (August 29, 2007)) shall not be considered a Material Adverse Effect. During the period from December 31, 2007 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law and all indentures, agreements and other instruments except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Adverse Proceedings. There are no Adverse Proceedings (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any of their Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws and Health Care Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member and its Subsidiaries own, or possess the right to use, all Intellectual Property that the Loan Parties consider reasonably necessary for the conduct of their respective businesses as currently conducted without any infringement upon the rights of any other Person that could have a Material Adverse Effect. To the knowledge of Borrowers, the use of

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Intellectual Property by each Group Member does not infringe on the rights of any Person in any manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Except as otherwise permitted under Section 6.13, all federal tax returns, and all other tax returns and reports of the Borrowers and their Subsidiaries required to be filed by any of them (excluding such other tax returns and reports with respect to which the failure to pay or file could not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise could not reasonably be expected to have a Material Adverse Effect) have been timely filed (including extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrowers and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrowers know of no proposed tax assessment against the Borrowers or any of their Subsidiaries that is not being actively contested by the Borrowers or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers and/or their Subsidiaries, as the case may be; and as of the Closing Date no tax Lien has been filed, and to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all

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Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as set forth on Schedule 4.15, as of the Closing Date, there are no existing subscriptions, options, warrants, calls, rights, commitments or other agreements to which the Borrowers or any of their Subsidiaries are a party requiring, and there is no membership interest or other Capital Stock of any of the Subsidiaries of the Lead Borrower outstanding which upon conversion or exchange would require, the issuance by any of the Subsidiaries of the Lead Borrower of any additional membership interests or other Capital Stock of any of the Subsidiaries of the Lead Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of the Subsidiaries of the Lead Borrower. Schedule 4.15 correctly sets forth the name and jurisdiction of incorporation of each Subsidiary, as to each such Subsidiary, the ownership interest of the Lead Borrower and its Subsidiaries in its respective Subsidiaries as of the Closing Date. Each Subsidiary of the Lead Borrower that is an Initial Guarantor as of the Closing Date is identified in Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Term Loan and the Revolving Loan shall be used to finance a portion of the Acquisition (including all Indebtedness related thereto), to pay related fees and expenses, to refinance Existing Indebtedness. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes.

4.17 Environmental Matters. There are no Adverse Proceeding regarding environmental matters or compliance with Environmental Laws that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Neither Borrowers nor any of their Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrowers’ and their Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against the Borrowers and their Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Borrowers nor any of their Subsidiaries nor, to any Loan Party’s knowledge, any predecessor of Borrowers and their Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility in violation of any Environmental Law where such violation is reasonably expected to have a Material Adverse Effect. None of the Borrowers’ or any of their Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except in the ordinary course of its business in compliance with all Environmental Laws. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrowers and their Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

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4.18 Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The Projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Lead Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties made by Lead Borrower and Buyer that are contained in the Acquisition Documentation are true and correct in all material respects. As of the date hereof, Borrowers have no knowledge that any of the representations and warranties made by Holdco and Sellers that are contained in the Acquisition Documentation are not true and correct in all material respects. Borrowers have no knowledge of any matter or occurrence that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith on the Closing Date and on any date on which this representation and warranty is made, will be, Solvent.

4.20 Employee Benefit Plans. The Borrowers, each of their Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where such non-compliance or non-performance would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status that would reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrowers, any of their Subsidiaries or any of their ERISA Affiliates except to the extent reflected on the consolidated financial statements of the Lead Borrower and its Subsidiaries and the notes thereto. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrowers, any of their Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the

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actuarial report is available, the potential liability of the Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrowers, their Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

4.22 Compliance with Health Care Laws. (a) The Borrowers and their Subsidiaries, when taken as a whole, are in compliance in all material respects with all material Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Each of Borrowers and their Subsidiaries, taken as a whole, has in effect all material Governmental Authorizations necessary for it to carry on its business and operations, as presently conducted. All such Governmental Authorizations are in full force and effect and there exists no default under, or violation of, any such Governmental Authorization and neither Borrower nor any of their Subsidiaries has received notice or has knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Governmental Authorization, in each case, except where the failure to be in full force and effect, and/or default, or violation or such notice would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.22, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished by the Borrowers and their Subsidiaries pursuant to any Health Care Law to any Governmental Authority have been so filed, obtained, maintained or furnished except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were or will be corrected in or supplemented by a subsequent filing).

(c) Each of the Borrowers and their Subsidiaries, to the extent that it is billing the related payor, has the requisite provider number or other Governmental Authorization to bill under Medicare, the respective Medicaid program in the state or states in which such entity operates, or Private Third Party Payor Programs. There is no investigation, audit, claim review, or other action pending, or threatened to the knowledge of the Borrowers, which would result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Third Party Payor or Private Third Party Payor (as defined below) provider number or result in any of the Borrowers’ or any of their Subsidiaries’ exclusion from any Governmental Third Party Payor Program or Private Third Party Payor Program which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, a “Governmental Third Party Payor” means Medicare, Medicaid, TRICARE, state government insurers and any other person or entity which presently or in the future maintains Governmental Third Party Payor Programs. In addition, for purposes of this Agreement, “Governmental Third Party Payor Programs” means all governmental third party payor programs in which the Borrowers or any of their Subsidiaries participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs). For purposes of this Agreement, a “Private Third Party Payor” means private insurers and any other person or entity which presently or in the future maintains Private Third Party Payor Programs. In addition, for purposes of this Agreement, “Private Third Party Payor Programs” means all non-governmental third party payor

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programs in which the Borrowers or any of their Subsidiaries participate (including, without limitation, managed care plans, or any other private insurance programs).

(d) Each of the Borrowers and their Subsidiaries (i) has received and maintains accreditation to the extent required by law in good standing and without limitation or impairment by all applicable accrediting organizations, including without limitation, the Joint Commission on Accreditation of Healthcare Organizations, and (ii) if applicable, has cured all deficiencies or submitted or will submit a plan of correction to cure all deficiencies noted in its most recent accreditation survey reports, except in the case of clause (i) and (ii) where the failure to require, maintain, cure or submit would not reasonably be expected to have a Material Adverse Effect.

(e) There are no facts, circumstances or conditions that to the knowledge of the Borrowers, would reasonably be expected to form the basis for any valid investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority relating to any of the Health Care Laws against or affecting the Borrowers and their Subsidiaries that are material to the Borrowers and their Subsidiaries, taken as a whole. Except as disclosed to the Administrative Agent, neither Borrowers nor any of their Subsidiaries (1) is a party to a corporate integrity agreement, or (2) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any Governmental Authority. Each of the Borrowers and their Subsidiaries, as applicable, has complied with the terms and conditions of any corporate integrity agreements, settlement agreements, plans of correction, or other remedial measures or demand of any Governmental Authority to which it is subject except where non-compliance would not be expected to have a Material Adverse Effect.

(f) Neither Borrower nor any of their Subsidiaries or their respective officers, directors, employees or agents is, has been, or has been threatened to be, (i) excluded from any Governmental Third Party Payor Program pursuant to 42 U.S.C. §1320a-7b and related regulations, or (ii) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations, except where the same would not reasonably be expected to have a Material Adverse Effect.

(g) To the extent applicable to the Borrowers or any of their Subsidiaries, and for so long as (1) the Borrowers or any of their Subsidiaries are a “covered entity” as defined in 45 C.F.R. § 160.103, (2) the Borrowers or any of their Subsidiaries are a “business associate” as defined in 45 C.F.R. § 160.103, (3) the Borrowers or any of their Subsidiaries are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160& 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160& 164 (the “Privacy and Security Rules”), and/or (4) the Borrowers or any of their Subsidiaries sponsor any “group health plans” as defined in 45 C.F.R. § 160.103, the Borrower and their Subsidiaries as the case may be, has: (i) completed surveys, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that would be materially and adversely affected by the failure of the Borrowers or any of their Subsidiaries, as the case may be, to the extent these Assessments are appropriate or required for the Borrowers or any of their Subsidiaries, as the case may be, to be HIPAA Compliant; (ii) developed a plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) implemented those provisions of its HIPAA Compliance Plan necessary for such Borrower and its Subsidiaries to be HIPAA Compliant except where non-compliance is not reasonably expected to have a Material Adverse Effect.

4.23 Projections. The projections of the Borrowers and their Subsidiaries on a consolidated basis for Fiscal Years 2008 thru 2012 (the “Projections”) that are set forth in the Confidential

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Information Memorandum were, as of the date made, based on good faith estimates and assumptions made by the management of the Lead Borrower; provided that the Projections are not to be viewed as facts and actual results of the Borrowers and their Subsidiaries on a consolidated basis for the period or periods covered by the Projections may differ from such Projections and the differences may be material; provided further, management of the Lead Borrower believes that the Projections, as of the date made, were reasonable and attainable.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guaranty Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Agents, the Borrowers and each Person listed on Schedule 1.1, and (ii) the Guaranty Agreement, executed and delivered by the Borrowers and each Subsidiary Guarantor.

(b) Acquisition, Etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i) The Acquisition;

(ii) the Borrower shall have received at least $100,000,000 in gross cash proceeds from the issuance of the Senior Notes;

(iii)(x) the Administrative Agent shall have received satisfactory evidence that the Existing Indebtedness shall have been satisfied or discharged and all amounts thereof shall have been paid in full and (y) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith other than Liens permitted by this Agreement.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrowers for the 2005, 2006 and 2007 Fiscal Years and (iii) unaudited interim consolidated financial statements of the Borrowers for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available.

(d) Projections. The Lenders shall have received the Projections.

(e) Approvals. All material governmental and third party approvals necessary in connection with the Acquisition, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted or created by the Loan Documents or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

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(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit “C”, with appropriate insertions and attachments, including the certificate of incorporation or charter (or corresponding formation document if not a corporation) of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a certificate of good standing (or equivalent) for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Baker, Donelson, Bearman Caldwell & Berkowitz, PC, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit “E”;

(ii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, signed by a Responsible Officer of the Lead Borrower, attesting to the Solvency of the Loan Parties, before and after giving effect to this Agreement and the Acquisition.

(k) Insurance. The Administrative Agent shall have received insurance certificates indicating the coverages required by Exhibit “H”.

(l) Compliance. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the information required pursuant to Section 10.17.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than such Borrowing Date or issuance or renewal, in which case as of such specific date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6

AFFIRMATIVE COVENANTS

Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Lead Borrower and the Co-Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrowers, a copy of the audited consolidated balance sheet of the Lead Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a Big Four Accounting Firm or other independent certified public accountants of nationally recognized standing; provided, however, the Borrowers may comply with this Section 6.1(a) by furnishing the Administrative Agent and each Lender, in lieu of the foregoing financial statements, a copy of the Lead Borrower’s Annual Report on Form 10-K for the applicable Fiscal Year as filed with the SEC; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowers, the unaudited consolidated balance sheet of the Lead Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal yearend audit adjustments); provided, however, the Borrowers may comply with this Section 6.1(b) by furnishing Administrative Agent and each Lender, in lieu of the foregoing financial statements, a copy of the Lead Borrower’s Quarterly Report on Form 10-Q for the applicable quarterly reporting period as filed with the SEC.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

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6.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender (or, in the case of clause (g), the relevant Lender)):

(a) concurrently with the delivery of the financial information referred to in Section 6.1(a), a certificate from a Big Four Accounting Firm or other independent certified public accountants reporting on such financial statements stating that in the course of the regular audit of the business of the Lead Borrower and its Subsidiaries, which audit was conducted by such Big Four Accounting Firm in accordance with generally accepted auditing standards, such Big Four Accounting Firm has obtained no knowledge that a Default of a financial nature under Section 7.1, 7.2 or 7.7 has occurred and is continuing, or if, in the opinion of such Big Four Accounting Firm, a Default of a financial nature under Section 7.1, 7.2 or 7.7 has occurred and is continuing, a statement as to the nature thereof;

(b) beginning June 30, 2008, concurrently with the delivery of any financial information pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Lead Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year of the Borrowers and its Subsidiaries, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than January 31 of each Fiscal Year of the Borrowers (or, if earlier, ten (10) Business Days after approval by the Board of Directors of the Lead Borrower), a detailed consolidated financial forecast for the following Fiscal Year (including a projected consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto);

(d) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture or the Acquisition Documentation;

(e)(i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan

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sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities;

(g) Promptly upon any officer of the Lead Borrower obtaining knowledge of a tax event or liability not previously disclosed in writing by the Lead Borrower to Administrative Agent which would reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(h) Health Care Matters:

(i)(x) any written recommendation from any Governmental Authority or other regulatory body to the Borrowers or any of their Subsidiaries regarding any Governmental Authorizations, Governmental Third Party Payor Program providers; (y) any written notice regarding any accreditations or supplier numbers that have been suspended, revoked, or limited in any way, or (z) notification of any penalties or sanctions imposed that, in the case of any of (x), (y) or (z), are material to the Borrowers and their Subsidiaries, taken as a whole;

(ii) notice of termination of eligibility to participate in any reimbursement program of any Governmental Third Party Payor Program that is material to the Borrowers and their Subsidiaries, taken as a whole;

(iii) the occurrence of any reportable event under any settlement agreement or corporate integrity agreement entered into by the Borrowers or any of their Subsidiaries with any Governmental Authority;

(iv) promptly upon any Responsible Officer of either of the Borrowers obtaining knowledge thereof, notice that an officer, manager or employee of the Borrowers or any of their Subsidiaries: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the federal False Claims Act or a qui tam action; and

(v) copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of the Borrowers or any of their Subsidiaries other than those which are routine and non-material to the Borrowers and their Subsidiaries taken as a whole; and

(i) promptly, such additional information with respect to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Lead Borrower and it Subsidiaries as the Agent or any Lender (acting through the Agent) may from time to time reasonably request.

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6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that a Person’s Board of Directors has determined that the preservation thereof is no longer desirable in the conduct of the business of such Person and the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers (a) business interruption insurance and (b) casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all financial dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender at reasonable times to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)(i) the institution of any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), is reasonably expected to result in damages not otherwise covered by insurance in excess of $5,000,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

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(d) the following events, as soon as possible and in any event within 30 days after the Borrowers know or have reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has caused, either in any case or in the aggregate, or is reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with, and require other Persons occupying or operating and property of the Borrowers and their Subsidiaries, if any, to comply in all material respects with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and require other Persons occupying or operating and property of the Borrowers and their Subsidiaries, if any, to obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

6.10 Subsidiaries. The Borrowers will at all times provide Guaranty Agreements from their Subsidiaries such that as of the end of each Fiscal Quarter (x) the Consolidated Adjusted EBITDA of the Borrowers and their Subsidiaries (excluding any contribution to Consolidated Adjusted EBITDA from majority-owned Joint Ventures) are not less than 95% of the Consolidated Adjusted EBITDA of the Borrowers and their consolidated Subsidiaries (excluding any contribution to Consolidated Adjusted EBITDA from majority-owned Joint Ventures) and (y) the aggregate net revenues of the Borrowers and their Subsidiaries in accordance with GAAP (excluding any contribution to net revenues from majority-owned Joint Ventures) calculated as of the last day of the Borrowers’ and their Subsidiaries’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter do not constitute less than 95% of the aggregate net revenues of the Borrowers and their consolidated Subsidiaries (excluding any contribution to net revenues from majority-owned Joint Ventures) calculated as of the last day of the Borrowers and their Subsidiaries’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter. The Borrowers shall (a) cause each Subsidiary of the Borrowers acquired or created after the Closing Date (other than certain Immaterial Subsidiaries designated by the Borrowers and any Consent Subsidiaries, in each case subject to the foregoing sentence) (each, a “Supplemental Guarantor”) to become a Guarantor by executing and

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delivering to Administrative Agent the form of Assumption Agreement (Guaranty) attached as Annex 1 to the Guaranty Agreement promptly after acquisition or creation of such Subsidiary, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b). With respect to each such Supplemental Guarantor, the Borrowers shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrowers, and (ii) all of the data required to be set forth in Schedule 4.15 with respect to all Subsidiaries of the Borrowers; provided, such written notice shall be deemed to supplement Schedule 4.15 for all purposes hereof.

6.11 Compliance Program. Each of the Borrowers and their Subsidiaries shall, (a) to the extent necessary, review and revise its policies and procedures to provide continuing compliance with all applicable Health Care Laws, (b) maintain appropriate programs and procedures for communicating such policies and procedures to all officers, directors and employees of the Borrowers and their Subsidiaries, (c) provide that all officers, directors and employees of the Borrowers and their Subsidiaries are able to report violations of any Health Care Laws, and (d) provide that such reported violations are adequately addressed and corrected as soon as practicable.

6.12 Condition of Participation in Third Party Payor Programs. To the extent applicable to the Borrowers and their Subsidiaries in the conduct of their business, each of the Borrowers and their Subsidiaries shall maintain its qualification for participation in, and payment under, Governmental Third Party Payor Programs and Private Third Party Payor Programs, that provide for payment or reimbursement for services, except to the extent such loss or relinquishment would not reasonably be expected to have a Material Adverse Effect. The Borrowers and their Subsidiaries shall promptly furnish or cause to be furnished to Administrative Agent and Lenders copies of all material reports and correspondence, if any, it sends or receives relating to any material loss or revocation (or material threatened loss or revocation) of any qualification described in this Section 6.12.

6.13 Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, pay all federal income taxes and all other Taxes (excluding such other Taxes with respect to which the failure to pay would not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise would not reasonably be expected to have a Material Adverse Effect) imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay any such claims prior to such time would not result in a Material Adverse Effect; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrowers or any of their Subsidiaries).

ARTICLE 7

NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or

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the Administrative Agent hereunder, each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Total Leverage Ratio. The Borrowers and their Subsidiaries will not permit the ratio of Consolidated Total Debt to Consolidated Adjusted EBITDA, based upon a rolling four quarters basis, as of the last day of any Fiscal Quarter ending on the date set forth below under the heading “Testing Period” to be greater than the ratio set forth below under the heading “Ratio”:

Testing Period	Ratio
Closing Date through September 30, 2008	3.50 to 1
December 31, 2008 through September 30, 2009	3.00 to 1
December 31, 2009 through the maturity date of the Facilities	2.50 to 1

With respect to any rolling four quarter period during which a Material Asset Sale, a Material Acquisition or, in the Lead Borrower’s discretion, any other Permitted Acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with Total Leverage Ratio, Consolidated Adjusted EBITDA shall be calculated pro forma (without duplication) on the basis of (x) the historical financial statements of any business so acquired or to be acquired or sold or to be sold and (y) reformulating the consolidated financial statements of the Lead Borrower and its Subsidiaries as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of the relevant four quarter period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness outstanding during such period). The determination of such pro forma Consolidated Adjusted EBITDA shall be further modified pursuant to Section 7.1(c)(i).

(b) Fixed Charge Coverage Ratio. The Borrowers and their Subsidiaries will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, based upon a rolling four quarters basis, beginning with the Fiscal Quarter ending March 31, 2008 to be less than 1.25 to 1.00 for any Fiscal Quarter.

(c)(i) For purposes of determining compliance with the financial covenants set forth in this Section 7.1, in the determination of Consolidated Adjusted EBITDA, the following items shall be added back to Consolidated Net Income for such four quarter period, to the extent deducted from revenues in the determination thereof and to the extent such items arise out of events which are directly attributable to a Subject Transaction, are factually supportable and are expected to have an immediate and a continuing impact: severance costs, retention costs, consultant expenses, closure of facilities, Legacy Costs and other similar restructuring and non-recurring charges incurred in connection with the Subject Transaction (such other restructuring and non-recurring charges not specifically listed in the preceding phrase to be subject to the approval of the Administrative Agent); provided however, that Legacy Costs shall not exceed $5,000,000 during the term of the Loans.

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(ii) With respect to any rolling four quarter period during which a Subject Transaction has occurred, for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDAR for such four quarter period shall be calculated, to the extent comprised of Consolidated Adjusted EBITDA, by computing Consolidated Adjusted EBITDA for such four quarter period in the manner set forth in Section 7.1(c)(i).

(iii) The failure of the Lead Borrower to include a Permitted Acquisition in the pro forma calculations permitted to this Section 7.1 for any four quarter period shall not preclude the Lead Borrower from including such Permitted Acquisition in the calculation for any other four quarter period including the quarter in which such Permitted Acquisition occurred.

(iv) The pro forma adjustments calculated pursuant to Section 7.1 shall be set forth and certified by the Responsible Officer of the Lead Borrower.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrowers to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrowers or any other Subsidiary;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d) Indebtedness arising from a sale-leaseback of all or a portion of the Corporate Headquarters;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.2, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement or (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not more favorable to the Borrower than the terms and conditions provided by the lenders of the existing Indebtedness, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(g)(i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $100,000,000; and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, but not any extensions, renewals or replacements of such Indebtedness except refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not more favorable to the holders than the terms and conditions provided by the terms of the Senior Notes, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended;

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(h) Additional Indebtedness of the Borrowers or any of their Subsidiaries in an unsecured aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding;

(i)(i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrowers or any of their Subsidiaries after the Closing Date as the result of a Permitted Acquisition in an aggregate amount not to exceed at any time $20,000,000, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrowers or any of their Subsidiaries (other than by any such person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k) Indebtedness in respect of earnouts in connection with Permitted Acquisitions;

(l) Indebtedness in respect of Specified Swap Agreements;

(m) Other secured Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate amount not to exceed at any time $10,000,000 in addition to Indebtedness described in Schedule 7.2;

(n) Indebtedness in respect of the Lead Borrower’s non-qualified deferred compensation plan (as defined in §§ 409A(d)(1) of the Code and related regulations thereunder) to the extent the assets of such plan are reflected on the consolidated balance sheet of the Lead Borrower and its Subsidiaries; and

(o) Other unsecured Indebtedness of the Borrowers or any of their Subsidiaries owed to sellers in connection with Permitted Acquisitions in an aggregate principal amount not to exceed at any time the sum of $75,000,000 minus any of such Indebtedness described in Schedule 7.2.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other

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than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(d) any interest or title of a lessor under any lease entered into by the Borrowers or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3, securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrowers or any other Subsidiary incurred pursuant to Section 7.2(d) to finance the Corporate Headquarters or any expansion thereof or improvements thereto; provided that such Liens do not at any time encumber any property other than the Corporate Headquarters;

(h) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(f) to finance the acquisition of property, provided that (i) such Liens shall be created or assumed substantially simultaneously with the acquisition of such property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) licenses of patents, trademarks and other Intellectual Property rights granted by the Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrowers or such Subsidiary;

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(m) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Article 8; and

(n) Liens related to Indebtedness permitted under Section 7.2(m) not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $10,000,000 at any one time.

7.4 Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) any Subsidiary of the Lead Borrower may be merged or consolidated with or into the Borrowers or any other Subsidiary of the Lead Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrowers in all cases involving the Borrowers, or any Subsidiary of the Lead Borrower; provided that, in the case of any merger or consolidation with another Subsidiary, the Person formed by such merger or consolidation shall be a direct or indirect wholly owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(b) sales or other Dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (i) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $50,000,000 and (ii) when aggregated with the proceeds of all other Asset Sales made after the Closing Date and prior to the date of determination, are less than $100,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (if the value is greater than $5,000,000, as determined in good faith by the Board of Directors of the Lead Borrower) and (2) no less than 90% of such consideration shall be paid in cash;

(d) disposals of obsolete, worn out or surplus property;

(e) Permitted Acquisitions occurring after the Closing Date; and

(f) Investments made in accordance with Section 7.7.

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7.5 Clauses Restricting Subsidiary Distributions. Except as provided herein, in any other Loan Document or pursuant to the organizational documents of any Consent Subsidiary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Lead Borrower to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Lead Borrower or any other Subsidiary of the Lead Borrower;

(b) repay or prepay any Indebtedness owed by such Subsidiary to the Lead Borrower or any other Subsidiary of the Lead Borrower;

(c) make loans or advances to the Lead Borrower or any other Subsidiary of the Lead Borrower; or

(d) transfer any of its property or assets to the Lead Borrower or any other Subsidiary of the Lead Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 7.2 that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

7.6 Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom on a pro forma basis after giving effect to such payment), the Lead Borrower may make Restricted Payments; and

(b)(i) any Subsidiary may make Restricted Payments to its direct parent to the extent its parent is a Borrower or any of their Subsidiaries, (ii) any such Subsidiary that is not a Wholly Owned Subsidiary may make distributions to Persons that are not Loan Parties, pro rata to such Persons’ ownership of such Subsidiary and concurrently with the making of distributions to the Loan Parties or otherwise for Taxes payable by such Persons.

7.7 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture or general partnership, except:

(a) Cash Equivalents;

(b)(i) equity Investments owned as of the Closing Date in any Subsidiary, and (ii) Investments made after the Closing Date in Wholly Owned Subsidiary Guarantor of the Lead Borrower;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrowers or any of their Subsidiaries;

(d) intercompany Indebtedness to the extent permitted under Section 7.2;

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(e) Consolidated Capital Expenditures;

(f) Investments in assets useful in the business of the Borrowers and their Subsidiaries made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) loans and advances to employees of the Borrowers or any of their Subsidiaries made in the ordinary course of business in compliance with applicable Requirements of Law (including Section 402 of the Sarbanes-Oxley Act) in an aggregate principal amount not to exceed at any time $1,000,000;

(h) Investments in Joint Ventures in which the Lead Borrower or its Subsidiaries own 50% or less of the Capital Stock thereof in an aggregate amount not to exceed at any time $10,000,000;

(i) other Investments in an aggregate amount not to exceed at any time $5,000,000; and

(j) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 7.4.

7.8 Transactions with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Lead Borrower or of any such holder, unless such transaction (i) has been disclosed to Administrative Agent, and (ii) is on terms that are no less favorable to the Lead Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided the foregoing restriction shall not apply to (a) the payment by the Borrowers or any of their Subsidiaries of reasonable and customary fees to members of its and its Subsidiaries’ Boards of Directors and the payment and provisions of reasonable compensation and benefits (including, without limitation, permitted incentive stock plans) to officers; (b) compensation arrangements for officers and other employees of the Borrowers or any of their Subsidiaries entered into in the ordinary course of business; (c) transactions among the Loan Parties and their respective Subsidiaries and Joint Ventures and (d) transactions described in this Schedule 7.8.

7.9 Sales and Leasebacks. Except for the sale and leaseback of the Corporate Headquarters, enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.10 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrowers or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrowers or any Subsidiary.

7.11 Changes in Fiscal Periods. No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31 (other than Wentworth Homecare and Hospice, LLC, Tri-Cities Home Health, LLC, Heart of the Rockies Home Health, LLC, Saint Alphonsus

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Home Health and Hospice, LLC and Portneuf Home Health Care, LLC, which each has a Fiscal Year-end of June 30). Any Subsidiary shall be permitted to change its Fiscal Year to that of the Lead Borrower.

7.12 Negative Pledge Clauses. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) the Senior Notes, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.13 Lines of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged or proposed to be engaged in (provided such proposal is in writing and disclosed to the Lenders) by such Loan Party on the Closing Date and similar or related businesses and (b) such other lines of business as may be consented to by Required Lenders.

7.14 Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

7.15 No Foreign Subsidiaries. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, acquire or otherwise own directly or indirectly any Subsidiary other than any Subsidiary organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.

ARTICLE 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

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(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Co-Borrower and Lead Borrower only), Sections 6.7(a), 7.1, 7.4, 7.5, 7.6, 7.7, 7.10, 7.11, 7.12, 7.13 and 7.14 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of ten Business Days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000 (provided that, if (and only so long as) all such failures to pay are in the nature of a set-off against purchase price adjustments or indemnities, in each case arising from seller financing permitted pursuant to this Agreement in connection with Permitted Acquisitions, then such $10,000,000 threshold amount shall be deemed to be $20,000,000); or

(f)(i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or Insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any

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Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has had or would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(j) a Change of Control shall occur; or

(k) the Borrowers or any of their Subsidiaries fails to (i) comply, in any material respect, with any Health Care Law or (ii) maintain any material Governmental Authorization, material accreditation or material Government Third Party Payor Program provider agreement, and, in each case, such failure will cause a Material Adverse Effect; or

(l) a default shall occur under the Senior Notes and not be cured within the time period allowed in the Senior Note Indenture;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts

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of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

ARTICLE 9

THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be

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under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or refusing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or

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otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Documentation Agents and Syndication Agents. Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

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ARTICLE 10

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Article 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (ix) amend, modify or waive any provision of Article 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits

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of this Agreement and the other Loan Documents with the Term Loan and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

10.2 Notices. Except in the case of notices and other communications expressly permitted by telephone (and except as provided below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier service, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or other electronic notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified (pursuant to the procedures set forth in this Section 10.2) by the respective parties hereto:

Borrowers:

Amedisys, Inc.

5959 South Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

Attention: Chief Financial Officer

Telephone: (225) 292-2031

Telecopy: (225) 292-8163

with a copy to:

Baker Donelson Bearman Caldwell & Berkowitz, PC

Commerce Center

211 Commerce Street, Suite 1000

Nashville, TN 37201

Attention: Gary Brown

Telephone: 615.726.5763

Telecopy: 615.744.5763

Administrative Agent:

JPMorgan Chase Bank, N.A.

707 Travis Street, 7th Floor North

Houston, Texas 77002

Attention: John Stucker

Telephone: (713) 216-3769

Telecopy: (713) 216-2339

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with a copy to:

JPMorgan Chase Bank, N.A.

451 Florida Street, Floor 01

Baton Rouge, Louisiana 70801-1700

Attention: Suzanne Marquette

Telephone: (225) 332-7516

Telecopy: (225) 332-4573

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, TX 77002-5011

Attention: Carol Martin Burke

Telephone: (713) 276-5561

Telecopy: (713) 276-6561

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. Each of the Borrowers, jointly and severally, agree (a) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement,

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the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause their Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrowers (such consent not to be unreasonably withheld), provided that no consent of the Borrowers shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

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(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility, $1,000,000) unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms

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hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Setoff. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the

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Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrowers, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Credit Agreement – Page 74

10.12 Submission To Jurisdiction; Waivers. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each of the Borrowers hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to either of the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no Joint Venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrowers having the effect of releasing any Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements)

Credit Agreement – Page 75

shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and its Affiliates and their related parties or their respective Securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective Securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO

Credit Agreement – Page 76

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 USA Patriot Act Notice. Each Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, restated, modified, supplemented or replaced, the “USA Patriot Act”), and hereby notifies the Borrowers that it is required to obtain, verify and record information that identifies the Borrowers and its Subsidiaries, which information includes the name and address of the Borrowers and such Subsidiaries and other information that will allow such Lender to identify the Borrowers and its Subsidiaries in accordance with the USA Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGE FOLLOWS]

Credit Agreement – Page 77

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMEDISYS, INC., as the Lead Borrower

By:	/s/ Dale E. Redman
Dale E. Redman, Chief Financial Officer

AMEDISYS HOLDING, L.L.C., as the Co-Borrower

By:	/s/ Dale E. Redman
Dale E. Redman, Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, the Swingline Lender, Issuing Bank and as a Lender

By:	Suzanne H. Marquette
Name:	Suzanne H. Marquette
Title:	Senior Vice President

J.P. MORGAN SECURITIES INC., as Co-Lead Arranger and Joint Bookrunner

By:	/s/ John Stucker
John Stucker, Vice President

UBS SECURITIES LLC, as Syndication Agent, Co-Lead Arranger and Joint Bookrunner

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

OPPENHEIMER & CO, as Syndication Agent

By:	/s/ Brian Perman
Name:	Brian Perman
Title:	Managing Director

Credit Agreement – Signature Page

FIFTH THIRD BANK, as Documentation Agent and as a Lender

By:	/s/ Joshua Livingston
Joshua Livingston, Officer

BANK OF AMERICA, N.A., as Documentation Agent and as a Lender

By:	/s/ Alexander L. Rody
Alexander L. Rody, Senior Vice President

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

CIBC INC., as a Lender

By:	/s/ Caroline Adams
Caroline Adams, Authorized Signatory

COMPASS BANK, as a Lender

By:	/s/ Eric E. Ensmann
Name:	Eric E. Ensmann
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Michael Tschida
Name:	Michael Tschida
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Gordon C. MacArthur
Gordon C. MacArthur, Authorized Signatory

Credit Agreement – Signature Page

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Steven F. Paley
Steven F. Paley, Senior Vice President

BANK OF TEXAS, N.A., as a Lender

By:	/s/ Gary K. Whitt
Gary K. Whitt, Senior Vice President

NATIONAL CITY BANK, as a Lender

By:	/s/ Nicholas J. Comerford
Nicholas J. Comerford, Relationship Manager

Credit Agreement – Signature Page

DISCLOSURE SCHEDULES

[Disclosure Schedules intentionally omitted from filing due to immateriality]

Credit Agreement – Disclosure Schedules

EXHIBIT “A”

FORM OF GUARANTY AGREEMENT

GUARANTY AGREEMENT

(this “Guaranty”)

March 26, 2008

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent for the Lenders (the “Administrative Agent”)

707 Travis, Floor 7 North

Houston, Texas 77002

Re:	The Credit Agreement dated as of March 26, 2008 (the “Agreement”), among AMEDISYS, INC. (the “Lead Borrower”), AMEDISYS HOLDING, LLC, (together with the Lead Borrower, the “Borrowers”), the LENDERS party hereto, JPMORGAN SECURITIES INC. (“JPM Securities”) and UBS SECURITIES LLC (“UBSS”) as Co-Lead Arrangers and Joint Bookrunners, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Oppenheimer & Co. Inc. and UBSS, as Syndication Agents, and Fifth Third Bank and Bank of America, N.A., as Documentation Agents.

Ladies and Gentlemen:

WHEREAS, each of the undersigned (each, a “Guarantor” and, collectively, the “Guarantors”) is a direct or indirect Subsidiary of the Borrowers; and

WHEREAS, capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement; and

WHEREAS, the Lenders have agreed to make Loans to the Borrowers, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Agreement; and

WHEREAS, each Guarantor acknowledges that it will derive substantial, direct or indirect, benefits from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the Issuing Bank; and

WHEREAS, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of this Guaranty; and

WHEREAS, as consideration therefor and in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Guarantors are willing to execute this Guaranty; and

WHEREAS, each Guarantor has duly authorized the execution, delivery and performance of this Guaranty and will receive direct and indirect benefits by reason of the availability of the Loans made from time to time to the Borrowers by the Lenders; and

WHEREAS, each Guarantor’s business is a specialized part of an integrated and coordinated enterprise conducted by the Borrowers through the Borrowers, each Guarantor and Borrowers’ other Subsidiaries

Credit Agreement – Exhibit “A” Page 1 of 16

for the convenience, economic advantage and greater profit of the integrated and coordinated enterprise represented by the Borrowers, the Guarantors and the Borrowers’ other Subsidiaries.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guaranty. The undersigned Guarantors do hereby irrevocably, absolutely, and unconditionally guarantee (a) payment, when due, of any and all indebtedness and other amounts of every kind, howsoever created, arising, or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or owing to the Lenders or the Administrative Agent, by the Borrowers under the Notes, (including, without limitation, amounts that would become due but for operation of any applicable provision of Title 11 of the United States Code (including, without limitation, 11 U.S.C. §§ 502 and 506)), together with all pre- and post-maturity interest thereon (including, without limitation, all post-petition interest if either of the Borrowers voluntarily or involuntarily file for bankruptcy protection) (all such obligations being hereinafter collectively referred to as the “Liabilities”) and (b) the performance by the Borrowers of their obligations under the Agreement and the Loan Documents pursuant to the terms thereof (the “Obligations”). The Guarantors hereby agree that, upon the occurrence of any Event of Default, the Guarantors will forthwith pay the Liabilities as limited by this paragraph immediately upon written demand or perform the Obligations. Notwithstanding anything in this Guaranty to the contrary, the aggregate amount of each Guarantor’s liability under this Guaranty shall not exceed the maximum amount of such liability that can be hereby incurred without rendering this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer and not for any greater amount.

2. Guaranty Continuing, Absolute, Unlimited. This Guaranty is a continuing, absolute, and unlimited guarantee of payment and the Guarantors are a primary obligor and not a surety. The Liabilities and Obligations shall be conclusively presumed to have been created in reliance on this Guaranty. The Administrative Agent shall not be required to proceed first against the Borrowers or any other person, firm or corporation or against any property securing any of the Liabilities or Obligations before resorting to the Guarantors for payment or performance. To the extent permitted by applicable law, this Guaranty shall be construed as a guarantee of payment without regard to the enforceability of any of the Liabilities or Obligations or the rejection of the Agreement in bankruptcy, and notwithstanding any claim, defense (other than payment or performance by the Borrowers or the Guarantors) or right of setoff which the Borrowers or the Guarantors may have against any Lender or the Administrative Agent, including any such claim, defense, or right of setoff based on any present or future law or order of any government (de jure or de facto), or of any agency thereof or court of law purporting to reduce, amend, or otherwise affect any of the Liabilities or Obligations of the Borrowers or any other obligor, or to vary any terms of payment thereof, and without regard to any other circumstances which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. The Guarantors agree that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment to the Lenders or the Administrative Agent of the Liabilities or any part thereof is rescinded or must otherwise be returned by any Lender or the Administrative Agent upon the insolvency, bankruptcy, or reorganization of the Borrowers, or otherwise, as though such payment to such Lender or the Administrative Agent had not been made. To the extent permitted by applicable law, the Guarantors’ obligation to fully pay or perform the Liabilities and any remedy for the enforcement thereof shall not be impaired, modified, released, or limited in any way by any impairment, modification, release, or limitation of the liability of the Borrower or its bankruptcy estate, resulting from the operation of any present or future provision of any debtor relief law or from the decision of any court interpreting the same.

3. Guaranty Not Affected by Change in Security or Other Actions. The Administrative Agent and the Lenders may, from time to time, without the consent of or notice to the Guarantors, take

Credit Agreement – Exhibit “A” Page 2 of 16

any or all of the following actions without impairing or affecting (except insofar as the Liabilities are reduced or modified thereby), the Guarantors’ obligations under this Guaranty or releasing or exonerating any Guarantor from any of its liabilities hereunder:

(a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder;

(b) retain or obtain the primary or secondary liability of any party or parties, in addition to the Guarantors, with respect to any of the Liabilities;

(c) extend the time or change the manner, place or terms of payment of, or renew or amend any note or other instrument evidencing the Liabilities or any part thereof, or amend in any manner any agreement relating thereto, in each case in accordance with the terms of each such agreement;

(d) release or compromise, in whole or in part, or accept full or partial payment for, any of the Liabilities hereby guaranteed, or any liability of any nature of any other party or parties with respect to the Liabilities or any security therefore;

(e) enforce the Administrative Agent’s or the Lenders’ security interest, if any, in all or any properties securing any of the Liabilities or any Obligations hereunder in order to obtain full or partial payment of the Liabilities then outstanding; or

(f) release or fail to perfect, protect, or enforce the Administrative Agent’s or the Lenders’ security interest, if any, in all or any properties securing any of the Liabilities or any obligation hereunder, or permit any substitution or exchange for any such property.

4. Waivers. Each Guarantor hereby expressly waives to the extent permitted by law:

(a) notice of acceptance of this Guaranty;

(b) notice of the existence or incurrence of any or all of the Liabilities in accordance with the Loan Documents;

(c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever (except the written demand referred to in Section 1 hereinabove);

(d) any requirement that proceedings first be instituted by the Administrative Agent or any Lender against the Borrowers;

(e) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, or any obligation hereunder, or any collateral for any of the foregoing;

(f) any rights or defenses based on the Administrative Agent’s or a Lender’s election of remedies, including any defense to the Administrative Agent’s or Lender’s action to recover any deficiency after a non-judicial sale; and

(g) the occurrence of every other condition precedent to which the Guarantor might otherwise be entitled.

Credit Agreement – Exhibit “A” Page 3 of 16

5. Representations, Warranties and Agreements of each Guarantor. Each Guarantor represents and warrants to the Administrative Agent and the Lenders that:

(a) Existence, Good Standing, Authority and Compliance. Each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized, or otherwise formed. Except where failure will not have a Material Adverse Effect, each Guarantor (a) is duly qualified to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing, (b) possesses all requisite authority, permits and power to conduct its business as is now being, or as currently contemplated to be, conducted, and (c) is in compliance with all applicable laws, except in each case where the failure to so qualify, to possess such authority, permits or power or to comply with such law would not have a Material Adverse Effect.

(b) Authorization and Contravention. The execution and delivery by each Guarantor of this Guaranty or related document to which it is a party and the performance by it of its obligations thereunder (a) are within its corporate, organizational or partnership power, (b) have been duly authorized by all necessary corporate, organizational, or partnership action, (c) require no action by or filing with any tribunal (other than any action or filing that has been taken or made on or before the date of this Guaranty or which would not cause a Material Adverse Effect), (d) do not violate any provision of its charter, bylaws, resolutions, or partnership agreement, (e) do not violate any provision of law or order of any tribunal applicable to it, other than violations that individually or collectively will not have a Material Adverse Effect, (f) do not violate any material agreements to which it is a party, other than a violation which would not have a Material Adverse Effect, (g) are in furtherance of the corporate, organizational, or partnership purposes of the Guarantors and (h) do not require the consent or approval of the shareholders, members, or partners of the Guarantors, except in such cases in which such consent or approval has been obtained.

(c) Binding Effect. Upon execution and delivery by all parties thereto, this Guaranty will constitute a legal and binding obligation of each Guarantor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable debtor relief laws and general principles of equity.

(d) Solvency. As of the date of this Guaranty, each Guarantor is, and after giving effect to this Guaranty, including without limitation, the limitations set forth in Section 1 hereof, will be, Solvent.

6. Remedies Upon Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Guaranty or the Loan Documents, or by any requirement of law, or in equity, or otherwise:

(a) Upon the occurrence of any Event of Default, the Lenders may without any notice to (except as expressly provided herein or in any Loan Document) or demand upon the Guarantors, which are expressly waived by the Guarantors (except as to notices expressly provided for herein or in any Loan Document), proceed to protect, exercise and enforce the rights and remedies of the Lenders against the Guarantors hereunder or under the Loan Documents and such other rights and remedies as are provided by requirement of Law or equity.

(b) The rights provided for in this Guaranty and the Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Credit Agreement –Exhibit “A” Page 4 of 16

(c) The order and manner in which the Lenders’ rights and remedies upon the occurrence and during the continuance of an Event of Default are to be exercised shall be determined by the Administrative Agent or the Lenders, as the case may be, in its sole discretion, and all payments received by the Administrative Agent shall be applied first to the costs and expenses (including reasonable attorney’s fees incurred by the Administrative Agent and Lenders) of the Administrative Agent and Lenders, then to the payment of all accrued and unpaid amounts due under any Loan Documents to and including the date of such application. To the extent permitted by applicable law, no application of payments will cure any Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent and Lenders hereunder or thereunder or under any requirement of Law or in equity.

7. Payments. Each payment by the Guarantors to the Administrative Agent under this Guaranty shall be made by transferring the amount thereof in immediately available funds without set-off or counterclaim.

8. Costs, Expenses and Taxes. The Guarantors agree to pay on demand: (a) all reasonable out of pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Guaranty and any other documents to be delivered hereunder, including the reasonable fees and out of pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Guaranty, and any modification, supplement or waiver of any of the terms of this Guaranty, (b) all reasonable costs and expenses of the Administrative Agent hereunder, including reasonable legal fees and expenses of counsel to the Administrative Agent, in connection with a default or the enforcement of this Guaranty and (c) reasonable costs and expenses incurred in connection with third party professional services reasonably required by the Administrative Agent pursuant to the Loan Documents such as appraisers, environmental consultants, accountants or similar Persons; provided that except during the continuance of any Event of Default hereunder, the Administrative Agent will first obtain the consent of the Guarantors to such expense, which consent shall not be unreasonably withheld. Without prejudice to the survival of any other obligations of the Guarantors hereunder, the obligations of the Guarantors under this Section shall survive the termination of this Guaranty.

9. Subrogation. The Guarantors shall not be subrogated to, in whole or in part, and agrees not to exercise any rights of subrogation with respect to, the rights of the Administrative Agent or any Lender or those of any subsequent assignee or transferee of any of the Liabilities until all the Liabilities to the Administrative Agent and the Lenders and every such subsequent assignee or transferee shall have been paid in full. The provisions of this Section 9 shall survive the termination of this Guaranty and any satisfaction and discharge of the Borrower by virtue of any payment, court order, or law.

10. No Waiver; Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of any steps to enforce such right, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Guarantors in any case shall entitle the Guarantors to any other or further notice or demand in similar or other circumstances. The remedies herein are cumulative and not exclusive of any other remedies provided by law, at equity or in any other agreement.

11. Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by the Guarantors in connection herewith shall survive the execution and delivery of this Guaranty, and the termination of the Loan Documents and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

Credit Agreement –Exhibit “A” Page 5 of 16

12. Confidentiality. The Administrative Agent and each Lender agree to keep any information delivered or made available by the Guarantors to it which is clearly indicated to be confidential information, confidential from anyone other than Persons employed or retained by the Administrative Agent who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan Documents; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing such information (a) to any Lender, (b) pursuant to subpoena or upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over Administrative Agent or any Lender, (d) which has been publicly disclosed, (e) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Lender, the Borrowers, the Guarantors or their respective Affiliates may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (g) to any Lender’s legal counsel and independent auditors. The Administrative Agent will promptly notify the Guarantors of any information that it is required or requested to deliver pursuant to clause (b) or (c) of this Section 12 and, if the Guarantors are a party to any such litigation, clause (e) of this Section 12.

13. Bankruptcy, Etc.

(a) So long as any Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Majority Facility Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrowers or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrowers or any other Guarantor or by any defense which the Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commended) shall be included in the Obligations because it is the intention of the Guarantors and the Agent, the Issuing Lender or other Lender that the Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers of any portion of such Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Obligations are paid by the Borrowers, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Agent, Issuing Lender or other Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

Credit Agreement –Exhibit “A” Page 6 of 16

14. Discharge of Guaranty upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Agreement, the guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Agent, Issuing Lender or other Lender or any other Person effective as of the time of such Asset Sale.

15. Severability. Should any clause, sentence, paragraph or Section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

16. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17. Interpretation.

(a) In this Guaranty, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes each other gender;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Guaranty as a whole and not to any particular Article, Section or other subdivision;

(iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Guaranty, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause is intended to authorize any assignment not otherwise permitted by this Guaranty;

(v) except as expressly provided to the contrary herein, reference to any agreement, document or instrument (including this Guaranty) means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

(vii) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;

Credit Agreement – Exhibit “A” Page 7 of 16

(viii) with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”; and

(ix) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

(b) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(c) No provision of this Guaranty shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

18. Submission to Jurisdiction. The Guarantors, to the extent permitted by applicable law, hereby agrees as follows:

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE DISTRICT COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN SECTION 21, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE GUARANTORS IN ANY OTHER JURISDICTION.

(b) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

19. Waiver of Jury Trial. EACH GUARANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

20. Parties. This Guaranty shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, assigns or transferees, and shall be binding upon the Guarantors and its successors and assigns. The Guarantors may not assign any of its duties under this Guaranty

Credit Agreement – Exhibit “A” Page 8 of 16

without the prior written consent of the Administrative Agent. The Administrative Agent and the Lenders may assign their respective rights and benefits under this Guaranty to any Participant in accordance with the provisions of Section 10.6 of the Agreement.

21. Notices. All such notices (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient:

(a) If to any Guarantors:

c/o Amedisys, Inc.
5959 S. Sherwood Forest Boulevard
Baton Rouge, Louisiana 70816
Attention:	Chief Financial Officer
Telephone:	(225) 292-2031
Telecopy:	(225) 292-8163
e-mail:	dredman@amedisys.com

(b) If to the Administrative Agent:

JPMorgan Chase Bank, National Association
707 Travis, Floor 7 North
Houston, Texas 77002
Attention:	John Stucker
Telephone:	(713) 216-3769
Telecopy:	(713) 216-2339
e-mail:	john.stucker@jpmorgan.com

with a copy to:

Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Attention:	Carol M. Burke
Telephone	(713) 276-5561
Telecopy:	(713) 276-6561
e-mail:	cburke@gardere.com

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Guarantors may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that such approval of such procedures may be limited to particular notices or communications.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Guaranty shall be deemed to have been given on the date of receipt.

Credit Agreement – Exhibit “A” Page 9 of 16

22. Term; Additional Guarantors.

(a) Term. This Guaranty is not limited to any particular period of time, but shall continue in full force and effect until all of the Liabilities have been fully and finally paid or have been otherwise discharged by the Administrative Agent and the Lenders, and the Guarantors shall not be released from any obligation or liability hereunder until such full payment or discharge shall have occurred.

(b) Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 6.10 of the Agreement shall become a Guarantor for all purposes of this Guaranty upon the execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 attached hereto, thereafter such Subsidiary shall have the same rights, benefits and obligations as a Guarantor party hereto on the date thereof.

23. Governing Law. THIS GUARANTY AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO BE CONTRACTS AND AGREEMENTS EXECUTED BY THE GUARANTORS AND ADMINISTRATIVE AGENT UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF SAID STATE.

24. Indemnity.

(a) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, the Agreement, or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any Environmental Claim arising out of or related to any property owned or operated by the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) Without limiting any provision of this Guaranty, it is the express intention of the parties hereto that each Person to be indemnified hereunder or thereunder shall be indemnified and held harmless against any and all losses, liabilities, claims or damages: (i) arising out of or resulting from the ordinary sole or contributory negligence of such Person or (ii) imposed upon said party under any theory of strict liability. Without prejudice to the survival of any other obligations of the Guarantors hereunder and under the Loan Documents, the obligations of the Guarantors under this Section shall survive the termination of this Guaranty and the Loan Documents and the payment of the Liabilities.

25. New Guaranty. In the event that (a) any Loan Document is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Borrowers or (b) any Loan Document or this Guaranty is terminated as a result of any bankruptcy or insolvency proceeding

Credit Agreement – Exhibit “A” Page 10 of 16

involving the Borrowers and, if within sixty (60) days after such rejection or termination, the Administrative Agent or its designee shall so request and shall certify in writing to the Guarantors that it intends to perform the obligations of the Borrowers as and to the extent required under such Loan Document or this Guaranty, as applicable, the Guarantors will, unless prohibited by bankruptcy or other applicable law, execute and deliver to the Administrative Agent or such designee, a new Guaranty that shall contain the same conditions, agreements, terms, provisions and limitations as such original Guaranty (except for any requirements which have been fulfilled by the Borrowers and the Guarantors prior to such rejection or termination).

Sincerely yours,

GUARANTORS:

ACCUMED HOLDING CORP.

ACCUMED HOME HEALTH SERVICES OF GEORGIA, INC.

ACCUMED HOME HEALTH OF TEXAS, INC.

ADVENTA HOSPICE, INC.

ADVENTA HOSPICE SERVICES OF FLORIDA, INC.

AMEDISYS HOME HEALTH, INC. OF ALABAMA

AMEDISYS HOME HEALTH, INC. OF FLORIDA

AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA

AMEDISYS HOME HEALTH, INC. OF VIRGINIA

AMEDISYS SPECIALIZED MEDICAL SERVICES, INC.

COMPREHENSIVE HOME HEALTHCARE SERVICES, INC.

EMERALD CARE, INC.

FAMILY HOME HEALTH CARE, INC.

HHC, INC.

HMA HOLDING, INC.

HMR ACQUISITION, INC.

HOME HEALTH OF ALEXANDRIA, INC.

HOUSECALL, INC.

HOUSECALL HOME HEALTH, INC.

HOUSECALL MEDICAL RESOURCES, INC.

HOUSECALL MEDICAL SERVICES, INC.

HOUSECALL-SCS MANAGEMENT, INC.

HOUSECALL-SIC MANAGEMENT, INC.

HOUSECALL SUPPORTIVE SERVICES, INC.

HORIZONS HOSPICE CARE, INC.

TLC HOLDINGS I CORP.

TLC HEALTH CARE SERVICES, INC.

ACCUMED GENPAR, L.L.C.

ALBERT GALLATIN HOME CARE AND HOSPICE SERVICES, LLC

AMEDISYS AIR, L.L.C.

AMEDISYS ALASKA, LLC

AMEDISYS ARIZONA, L.L.C.

AMEDISYS ARKANSAS, LLC

AMEDISYS CALIFORNIA, L.L.C.

Credit Agreement – Exhibit “A” Page 11 of 16

AMEDISYS COLORADO, L.L.C.

AMEDISYS CONNECTICUT, L.L.C.

AMEDISYS DELAWARE, L.L.C.

AMEDISYS EQUITY GROUP, L.L.C.

AMEDISYS GEORGIA, L.L.C.

AMEDISYS HEALTH MANAGEMENT, L.L.C.

AMEDISYS HOSPICE, L.L.C.

AMEDISYS HMA ACQUISITION, L.L.C.

AMEDISYS IDAHO, L.L.C.

AMEDISYS ILLINOIS, L.L.C.

AMEDISYS INDIANA, L.L.C.

AMEDISYS IOWA, L.L.C.

AMEDISYS KANSAS, L.L.C.

AMEDISYS LA ACQUISITIONS, L.L.C.

AMEDISYS LOUISIANA, L.L.C.

AMEDISYS MAINE, P.L.L.C.

AMEDISYS MARYLAND, L.L.C.

AMEDISYS MICHIGAN, L.L.C.

AMEDISYS MINNESOTA, L.L.C.

AMEDISYS MISSISSIPPI, L.L.C.

AMEDISYS MISSOURI, L.L.C.

AMEDISYS NEVADA, L.L.C.

AMEDISYS NEW HAMPSHIRE, L.L.C.

AMEDISYS NEW MEXICO, L.L.C.

AMEDISYS NORTH CAROLINA, L.L.C.

AMEDISYS NORTHWEST, L.L.C.

AMEDISYS OHIO, L.L.C.

AMEDISYS OKLAHOMA, L.L.C.

AMEDISYS OREGON, L.L.C.

AMEDISYS PENNSYLVANIA, L.L.C.

AMEDISYS PROPERTY, L.L.C.

AMEDISYS PUERTO RICO, L.L.C.

AMEDISYS QUALITY OKLAHOMA, L.L.C.

AMEDISYS RHODE ISLAND, L.L.C.

AMEDISYS SC, L.L.C.

AMEDISYS SOUTH FLORIDA, L.L.C.

AMEDISYS SP-IN, L.L.C.

AMEDISYS SP-KY, L.L.C.

AMEDISYS SP-OH, L.L.C.

AMEDISYS SP-TN, L.L.C.

AMEDISYS TENNESSEE, L.L.C.

AMEDISYS TLC ACQUISITION, L.L.C.

AMEDISYS UTAH, L.L.C.

AMEDISYS WASHINGTON, L.L.C.

AMEDISYS WEST VIRGINIA, L.L.C.

AMEDISYS WISCONSIN, L.L.C.

AMEDISYS WYOMING, L.L.C.

ARNICA THERAPY SERVICES, L.L.C.

BROOKSIDE HOME HEALTH, LLC

GM VENTURES, LLC

M2 VENTURES, L.L.C.

Credit Agreement – Exhibit “A” Page 12 of 16

MC VENTURES, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF ERIE NIAGARA, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF NASSAU SUFFOLK, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF WESTERN NEW YORK, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF LONG ISLAND, LLC

TENDER LOVING CARE HEALTH CARE SERVICES MIDWEST, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF BROWARD, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF NEW ENGLAND, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF FLORIDA, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF GEORGIA, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF MICHIGAN, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF PA, LLC

TENDER LOVING CARE HEALTH CARE SERVICES WESTERN, LLC

TENDER LOVING CARE HEALTH CARE SERVICES INTERNATIONAL, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF DADE, LLC

TENDER LOVING CARE HEALTH CARE SERVICES SOUTHEAST, LLC

TENDER LOVING CARE HEALTH CARE SERVICES OF ILLINOIS, LLC

By:
Dale Redman, Vice President

ACCUMED HEALTH SERVICES, L.P.

By:	AccuMed Genpar, L.L.C., its General Partner

By:
Dale Redman, Vice President

Credit Agreement – Exhibit “A” Page 13 of 16

ACCUMED HOME HEALTH OF NORTH TEXAS, LLP

By:	GM Ventures, LLC, its General Partner

By:
Dale Redman, Vice President

AMEDISYS TEXAS, LTD

By:	Amedisys Health Management, L.L.C., its General Partner

By:
Dale Redman, Vice President

M.M. VENTURES, L.L.P.

By:	M2 Ventures, L.L.C., its General Partner

By:
Dale Redman, Vice President

NINE PALM 2, LLP

By:	MC Ventures, LLC, its General Partner

By:
Dale Redman, Vice President

NINE PALMS 1, LP

By:	Brookside Home Health, LLC, its General Partner

By:
Dale Redman, Vice President

Credit Agreement –Exhibit “A” Page 14 of 16

ANNEX 1

FORM OF ASSUMPTION AGREEMENT (GUARANTY)

ASSUMPTION AGREEMENT (GUARANTY) (the “Agreement”), dated as of             ,20     made by                         , a                          (“Subsidiary Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement referred to below, or if not defined therein, the Guaranty referred to below.

W I T N E S S E T H:

WHEREAS, AMEDISYS, INC. (the “Lead Borrower”), AMEDISYS HOLDING, LLC, (together with the Lead Borrower, the “Borrowers”), the LENDERS party thereto, JPMORGAN SECURITIES INC. and UBS SECURITIES LLC (“UBSS”) as Co-Lead Arrangers and Joint Bookrunners, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Oppenheimer & Co. Inc. and UBSS, as Syndication Agents, and Fifth Third Bank and Bank of America, N.A., as Documentation Agents are parties to a Credit Agreement dated as of March 26, 2008 (as amended, modified, restated, or supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for the making of loans by said lenders to the Borrower in an initial aggregate principal amount not exceeding $400,000,000.00;

WHEREAS, in connection with the Credit Agreement, the Subsidiaries of the Borrower have delivered a Guaranty, dated as of March 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guaranty”) in favor of the Administrative Agent for the benefit of the Lenders, in order to guarantee the payment by Borrower of the Liabilities and performance by Borrower of the Obligations;

WHEREAS, the Credit Agreement requires that Subsidiary Guarantor become a party to the Guaranty;

WHEREAS, Subsidiary Guarantor has agreed to execute and deliver this Agreement in order to become a party to the Guaranty; and

WHEREAS, Subsidiary Guarantor’s business is a specialized part of an integrated and coordinated enterprise conducted by the Borrowers through the Borrowers, the Guarantors and Borrowers’ other Subsidiaries for the convenience, economic advantage and greater profit of the integrated and coordinated enterprise represented by the Borrowers, the Guarantors and the Borrowers’ other Subsidiaries.

WHEREAS, Subsidiary Guarantor acknowledges that it will derive substantial, direct or indirect, benefit from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the Issuing Bank.

NOW, THEREFORE, IT IS AGREED:

1. Guaranty. By executing and delivering this Agreement, Subsidiary Guarantor, as provided in Section 6.10 of the Credit Agreement and Section 24 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor thereunder with the same force and effect as if originally named in the Guaranty as Guarantor. Subsidiary Guarantor hereby represents and warrants that each of the

Credit Agreement – Exhibit “A” Page 15 of 16

representations and warranties contained in Section 5 of the Guaranty and in Article IV of the Credit Agreement is true and correct, unless otherwise disclosed to the Lenders, on and as the date hereof (after giving effect to this Agreement) as if made on and as of such date and, without limiting the generality of the foregoing, represents and warrants that the value of the consideration received and to be received by Subsidiary Guarantor is reasonably worth at least as much as its liability under the Guaranty, and such liability may reasonably be expected to benefit Subsidiary Guarantor directly or indirectly.

2. Governing Law and Related Provisions. Without limiting the Subsidiary Guarantor’s ratification of all of the provisions of the Guaranty (as set forth in Paragraph 1), Sections 18, 19 and 23 of the Guaranty are incorporated herein as if copied verbatim and Subsidiary Guarantor agrees to be bound by such provisions.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Credit Agreement – Exhibit “A” Page 16 of 16

EXHIBIT “B”

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of AMEDISYS, INC., a Delaware corporation (“Lead Borrower”).

2. I have reviewed the terms of that certain Credit Agreement dated as of March 26, 2008 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AMEDISYS, INC., a Delaware corporation (the “Lead Borrower”) and AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (the “Co-Borrower”; together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents, OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents, JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. and UBSS as Co-Lead Arrangers and Joint Bookrunners, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Lead Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Lead Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto (and the schedules and worksheets attached thereto) and the financial statements delivered with this Compliance Certificate for the Fiscal Quarter ending                 , 20     (the “Subject Date”) in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 6.1(b) of the Credit Agreement.

AMEDISYS, INC.

By:
	Title:	Chief Financial Officer

Credit Agreement – Exhibit “B”

ANNEX A TO

COMPLIANCE CERTIFICATE

In Compliance as of End of Subject Period
2.

Total Leverage Ratio—Section 7.1(a)

As of the last day of any Fiscal Quarter ending during the period set forth below under the heading “Testing
Period” to be greater than the ratio set forth below under the heading “Ratio.”

	Testing Period	Ratio
	Closing Date through September 30, 2008	3.50 to 1	Yes	No
	December 31, 2008 through September 30, 2009	3.00 to 1	Yes	No
	December 31, 2009 through the maturity date of the Facilities	2.50 to 1	Yes	No

3.

Fixed Charge Coverage Ratio—Section 7.1(b)

As of the last day of any Fiscal Quarter, based upon a rolling four quarters basis, beginning with the Fiscal Quarter ending March 31, 2008 to be less than 1.25 to 1.

			Yes	No

Credit Agreement – Annex A

SCHEDULE 1 TO ANNEX A TO

COMPLIANCE CERTIFICATE

CONSOLIDATED ADJUSTED EBITDA

(For the Reporting Period Commencing              and Ending             )

(i)	(a)	Consolidated Net Income ((1) minus (2)):			$________

		(1)	the net income (or loss) of the Lead Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP:		$________

		(2)	(A)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries:	$________

			(B)	the income of any Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:	$________

			(C)	any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any Pension Plan:	$________

			(D)	to the extent not included in clauses (ii)(A) through (C) above, any net extraordinary non-cash gains or net extraordinary non-cash losses:	$________

	(b)	Consolidated Interest Expense:			$________

	(c)	provisions for Taxes based on income:			$________

	(d)	total depreciation expense:			$________

	(e)	total amortization expense:			$________

	(f)	Restructuring Charges:			$________

	(g)	other non-cash items reducing Consolidated Net Income:1			$________

1	Excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period.

Credit Agreement – Schedule 1 Page 1 of 2

(ii)	other non-cash items increasing Consolidated Net Income:2	$________

(iii)	Consolidated Adjusted EBITDA for the period: (i)-(ii)	$________

(iv)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on the Subject Date:3	$________

2	Excluding (x) any such non-cash item to the extent that it represents the reversal of an accrual or reserve for potential cash items to the extent that such accrual or reversal was created in such period and (y) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period).

3	Insert a worksheet showing the calculations of any pro forma adjustments to Consolidated Adjusted EBITDA based on Section 7.1 of the Credit Agreement.

Credit Agreement – Schedule 1 Page 2 of 2

SCHEDULE 2 TO ANNEX A TO

COMPLIANCE CERTIFICATE

CALCULATIONS DEMONSTRATING COMPLIANCE

WITH FINANCIAL COVENANTS

1.	Total Leverage Ratio:

(Section 7.1(a) of the Credit Agreement)

	(i)	Consolidated Total Debt:	$	________

	(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on the Subject Date (See (iv) of Schedule 1):	$	________

		Actual Ratio (i)/(ii):		_.__:1.00

		Covenant Ratio not to be greater than (see applicable Testing Period on Annex A):		_.__:1.00

2.	Fixed Charge Coverage Ratio:
(Section 7.1(b) of the Credit Agreement)

	(i)	Consolidated Adjusted EBITDAR for the four-Fiscal Quarter period ending on the Subject Date:	$	________

	(ii)	Consolidated Capital Expenditures for the four Fiscal Quarter period ending on the Subject Date1:	$	________

	(iii)	Taxes based on income that are paid in cash for the four Fiscal Quarter period ending on the Subject Date:	$	________

	(iv)	Scheduled payments of principal on Indebtedness for the four Fiscal Quarter period ending on the Subject Date:	$	________

	(v)	Consolidated Cash Interest Expense for the four-Fiscal Quarter period ending on the Subject Date:	$	________

	(vi)	Consolidated Rent for the four Fiscal Quarter period ending on the Subject Date:	$	________

	(vii)	Restricted Payments for the four Fiscal Quarter period ending on the Subject Date:	$	________

	(viii)	Actual Ratio (i)-(ii)-(iii)/((iv)+(v)+(vi)+(vii)):		_.__:1.00

	(ix)	Covenant Ratio not to be less than		1.25:1.00

1	The Borrowers shall be permitted to exclude an aggregate amount of $20,000,000 of Consolidated Capital Expenditures during the term of the Loans for discretionary capital expenditures included in such total incurred in connection with the Corporate Headquarters. As of the Subject Date, the cumulative exclusion used for discretionary capital expenditures incurred with the Corporate Headquarters by the Borrower is $ .

Credit Agreement – Schedule 2

EXHIBIT “C”

FORM OF CLOSING CERTIFICATE

CLOSING CERTIFICATE

OF

AMEDISYS, INC. AND

AMEDISYS HOLDING, L.L.C.

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

I am the chief financial officer of AMEDISYS, INC., a Delaware corporation (“Lead Borrower”) and the Vice President of AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers”). Reference is made to that certain Credit Agreement dated as of March 26, 2008 (as amended, modified, supplemented or restated, the “Credit Agreement”), entered into by and among the Lead Borrower, the Co-Borrower, the Lenders party thereto from time to time, FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents, OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents, JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. and UBSS as Co-Lead Arrangers and Joint Bookrunners. Capitalized terms used herein but not defined herein shall have meanings given to such terms in the Credit Agreement.

1. Representations and Warranties. The representations and warranties of the Borrowers to the Credit Agreement and each of the Loan Documents are true and correct as if made on the date hereof.

2. Authority. Each Borrower and each Loan Party has the authority to execute and deliver and perform its obligations under the Credit Agreement and each of the Loan Documents to which it is a party.

3. Compliance. Pursuant to Section 5.1 of the Credit Agreement, as of the date hereof, each Borrower has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied under the Credit Agreement and under the Loan Documents to which it is a party.

4. Material Adverse Change. Pursuant to 4.2 of the Credit Agreement, since December 31, 2007, there has been no development or event with respect to the Borrowers, their Subsidiaries, or TLC that has had or could reasonably be expected to have a Material Adverse Effect. In addition, during the period from December 31, 2007 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

5. Statements. Pursuant to Section 4.18 of the Credit Agreement, as of the date hereof, neither the Credit Agreement, any Loan Document, Confidential Information Memorandum nor any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6. No Trigger Event. Pursuant to Section 4.7 of the Credit Agreement, as of the date hereof, no event has occurred, and no condition exists that would constitute (or which with the giving of notice or passage of time or both would constitute) an Event of Default.

Credit Agreement – Exhibit “C” Page 1 of 2

IN WITNESS WHEREOF, this instrument is executed by the undersigned as of March 26, 2008.

AMEDISYS, INC.

Dale Redman, Chief Financial Officer

AMEDISYS HOLDING, L.L.C.

Dale Redman, Vice President

Credit Agreement – Exhibit “C” Page 2 of 2

EXHIBIT “D”

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of March 26, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among [            ], the Lenders party thereto from time to time, FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents, OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents, JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. and UBSS as Co-Lead Arrangers and Joint Bookrunners. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the [Term Commitment] [Revolving Commitment] of the Assignor on the Assignment Date and [Term Loans] [Revolving Loans] owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, L/C Obligations and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with, if the Assignee is not already a Lender under the Credit Agreement, an administrative questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.6(b)(ii)(B) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Credit Agreement – Exhibit “D” Page 1 of 2

Effective Date of Assignment

(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	%
Revolving Loans:	$	%
Term Loans:	$	%

The terms set forth above are hereby agreed to:

[Name of Assignor] , as Assignor

By:
Name:
Title:

[Name of Assignee] , as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:5

Amedisys, Inc.	JPMorgan Chase Bank, N.A.,
Amedisys Holding, L.L.C.	as Administrative Agent,

By:	By:
Name:	Name:
Title:	Title:

5	Consents to be included to the extent required by Section 10.6(b) of the Credit Agreement.

Credit Agreement – Exhibit “D” Page 2 of 2

EXHIBIT “E”

FORM OF LEGAL OPINION OF BAKER,

DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

LAW OFFICES

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ

A PROFESSIONAL CORPORATION

COMMERCE CENTER

211 COMMERCE STREET

SUITE 1000

NASHVILLE, TENNESSEE 37201

TELEPHONE

(615) 726-5600

FACSIMILE

(615) 726-0464

March 26, 2008

The Lenders now or hereafter parties

to the Credit Agreement

hereinafter referred to and

JPMorgan Chase Bank, N.A., as the

Administrative Agent for the Lenders

Re:	Amedisys, Inc.

Amedisys Holding, L.L.C.

Ladies and Gentlemen:

We have acted as counsel to Amedisys, Inc., a Delaware corporation (the “Lead Borrower”), Amedisys Holding, L.L.C., a Louisiana limited liability company (the “Co-Borrower” and together with the Lead Borrower, the “Borrowers”) and each of the Subsidiary Guarantors listed on Schedule A to this Opinion Letter (each a “Subsidiary Guarantor”, collectively, the “Subsidiary Guarantors” and, together with the Borrowers, the “Loan Parties”) in connection with that certain Credit Agreement, dated as of March 26, 2008 (the “Credit Agreement”) among the Borrowers, the Lenders party thereto from time to time, JPMorgan Securities Inc. and UBS Securities LLC, as Co-Lead Arranger and Joint Book Runners, Fifth Third Bank and Bank of America, N.A., as Co-Documentation Agents, Oppenheimer & Co. Inc. and UBS Securities LLC, as Co-Syndication Agents and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Agent”) and the other Loan Documents (as defined below).

This Opinion Letter is delivered to you pursuant to Section 5.1(i)(i) of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

In connection with this Opinion Letter, we have (a) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such corporate agreements, instruments, documents and records of the Borrowers and their respective Subsidiaries, such

Credit Agreement – Exhibit “E”

Lenders and JPMorgan Chase Bank,

as Administrative Agent

March 26, 2008

certificates of public officials and such other documents, and (iii) received such certificates and other information from officers and representatives of the Borrowers and their respective Subsidiaries, in each case, as we have deemed necessary or appropriate for the purposes of this Opinion Letter. Our examination has included the following documents:

(a)	The executed Credit Agreement;

(b)	The executed Swingline Note, dated March 26, 2008, between the Borrowers and JPMorgan Chase Bank, N.A., as Swingline Lender, in the original principal amount of $15,000,000;

(c)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and JPMorgan Chase Bank, N.A. in the original principal amounts, respectively, of $46,875,000 and $28,125,000;

(d)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and UBS Loan Finance LLC in the original principal amounts, respectively, of $31,250,000 and $18,750,000;

(e)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and CIBC Inc. in the original principal amounts, respectively, of $25,000,000 and $15,000,000;

(f)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and Bank of America, N.A. in the original principal amounts, respectively, of $28,125,000 and $16,875,000;

(g)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and Fifth Third Bank in the original principal amounts, respectively, of $28,125,000 and $16,875,000;

(h)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and Compass Bank in the original principal amounts, respectively, of $25,000,000 and $15,000,000;

(i)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and Bank of Texas, N.A. in the original principal amounts, respectively, of $9,375,000 and $5,625,000;

(j)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and National City Bank in the original principal amounts, respectively, of $15,625,000 and $9,375,000;

Lenders and JPMorgan Chase Bank,

as Administrative Agent

March 26, 2008

(k)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and Raymond James Bank, fsb in the original principal amounts, respectively, of $25,000,000 and $15,000,000;

(l)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and Royal Bank of Canada in the original principal amounts, respectively, of $9,375,000 and $5,625,000;

(m)	An executed Revolving Note and executed Term Note, each dated March 26, 2008, between the Borrowers and Union Bank of California, N.A. in the original principal amounts, respectively, of $6,250,000 and $3,750,000;

(n)	The executed Guaranty Agreement;

(o)	The Articles or Certificates of Incorporation and Bylaws, the limited liability company formation documents, the Limited Liability Company or Operating Agreements or the Articles or Certificates of Limited Partnership and the Limited Partnership Agreement of each Loan Party, as applicable (the “Governing Documents”); and

(p)	Certificates of existence or good standing certificates and foreign qualification certificates for each of the Loan Parties, dated as of the dates indicated on Schedule A (the “Public Official Certificates”).

The documents described in subsections (b)-(m) above are referred to herein collectively as the “Notes.” The documents described in subsections (a)-(n) above are referred to herein collectively as the “Loan Documents.”

In all such examinations, we have assumed the genuineness of all signatures on original or certified, conformed or reproduction copies of documents of all parties other than the Loan Parties and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, none of which have been independently verified by us, we have relied upon, and assumed the accuracy of the factual content of, representations and warranties contained in the Loan Documents, written information and certificates of public officials, of representatives of the Loan Parties, and of others deemed by us to be appropriate. In the course of our representation of the Loan Parties, nothing has come to our attention which causes us to believe that we are not justified in relying upon such representations, warranties, written information and certificates.

To the extent it may be relevant to the opinions expressed herein, we have assumed that the Loan Documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, the parties thereto other than the Loan Parties.

Lenders and JPMorgan Chase Bank,

as Administrative Agent

March 26, 2008

In basing certain of the opinions expressed below on “our knowledge,” or matters with respect to which we are “aware,” the words “our knowledge” or “aware” signify that, in the course of our representation of the Loan Parties as aforesaid, no information has come to our attention that has given us actual knowledge that any such opinions are not accurate or that any of the documents, certificates and information on which we have relied in expressing any such opinions are not true and complete in all material respects. The phrase “our knowledge” and the term “aware” are each limited to the actual knowledge of the lawyers within our firm who have worked on the transactions contemplated by the Loan Documents.

Based upon the foregoing and such legal considerations as we have deemed necessary, and subject to the limitations, assumptions and qualifications set forth in this Opinion Letter, we are of the opinion that:

1. The Lead Borrower is a corporation duly incorporated under the general corporation law of the State of Delaware. Based solely on the Public Official Certificates and without independent investigation or verification by us, and with the exceptions noted on Schedule A hereto where Public Official Certificates were not available for our review, we confirm that each Loan Party (a) is a corporation, a limited liability company or a limited partnership, as indicated on Schedule A hereto, duly incorporated or duly formed and in good standing (or the equivalent thereof) under the law of the state indicated on Schedule A hereto opposite its name; and (b) is licensed, registered or qualified to do business and is in good standing (or the equivalent thereof) as a foreign corporation, limited liability company or limited partnership, as the case may be, in each of the jurisdictions set forth on Schedule A as of the date of the Public Official Certificate.

2. The Lead Borrower has the requisite corporate power and authority to own its property and conduct its business substantially as currently conducted by it and to enter into and perform its obligations under the Loan Documents to which it is a party. Each of the Co-Borrower and the Subsidiary Guarantors has the requisite organizational (whether corporate, limited liability or limited partnership as applicable) power and authority to own its property and conduct its business substantially as currently conducted by it and to enter into and to perform its obligations under the Loan Documents to which it is a party.

3. The execution, delivery and performance of the Loan Documents by each Loan Party that is a party thereto have been duly authorized by all necessary organizational (whether corporate, limited liability or limited partnership as applicable) action of such Loan Party, and the Loan Documents have been duly executed and delivered by each Loan Party that is a party thereto.

4. Each of the Loan Documents constitutes a legally valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms.

Lenders and JPMorgan Chase Bank,

as Administrative Agent

March 26, 2008

5. The execution and delivery by each Loan Party of each Loan Document to which it is a party thereto and the performance by each Loan Party of its respective obligations under the Loan Documents (a) do not (except for filings, registrations, approvals and consents which have been made or obtained and are valid and subsisting and adequate for their intended purposes) require any filing or registration with, or approval, consent or authorization of, any Governmental Authority, and (b) do not conflict with, result in any violation of, or constitute any default under (i) any provision of such Loan Party’s Governing Documents, (ii) any present law or governmental regulation applicable to any Loan Party or its property, or (iii) any material agreement binding upon or applicable to any Loan Party or its property, or any court decree or order applicable to any Loan Party or its property, the opinion rendered in this subclause (iii) being limited to those agreements, decrees or orders of which we have knowledge.

6. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. The making of the Loans and the application of the proceeds thereof as contemplated in the Credit Agreement will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7. None of the Loan Parties is an “investment company” or an “affiliated person” of, or a “promoter” or a “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

8. To our knowledge, and relying solely upon representations of the Borrowers, no litigation, arbitration or governmental investigation or proceeding against the Loan Parties, or to which any of the properties of the Loan Parties is subject, is pending or threatened which:

(a)	if adversely determined, might have a Material Adverse Effect; or

(b)	purports to affect the legality, validity or enforceability of any of the Loan Documents or the consummation of the transactions contemplated in the Credit Agreement.

The opinions set forth above are subject to the following additional assumptions and qualifications:

A. Our opinions, insofar as they relate to enforceability, are subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, including, without limitation, judicially developed doctrines relevant to any of the foregoing laws.

B. Our opinions, insofar as they relate to enforceability, are subject to the effects of judicial discretion or general equitable principles that may be applied by a court to the exercise of certain rights and remedies whether considered in a proceeding in equity or at law (including the

Lenders and JPMorgan Chase Bank,

as Administrative Agent

March 26, 2008

possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing.

C. Our opinions, insofar as they relate to enforceability, are subject to the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

D. In rendering the opinions set forth herein, we have assumed that each of the Loan Parties, individually, and all of the Loan Parties, on a consolidated basis, are not insolvent or unable to meet their debts as they mature on the date hereof, and do not as of such date have unreasonably small capital with which to engage in their respective businesses. We understand that you have satisfied yourselves as to the Loan Parties’ solvency, ability to meet their debts as they mature and capital positions as of such date on the basis of, among other things, the financial and other information contained in the financial statements described in Section 4.1 of the Credit Agreement and the Solvency Certificate. We express no opinion as to any Loan Party’s ability to repay or otherwise satisfy the Notes or any other amounts due or to become due under the Loan Documents, or to perform any other obligations under any of the Loan Documents.

E. We express no opinion as to the creation, perfection or priority (and, therefore, no opinion as to the respective rights of any creditor, encumbrancer or other third party as against the rights of the Lenders) of any lien or security interest.

F. We express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, and environmental laws (without limiting other laws excluded by customary practice).

G. We express no opinion as to any provision of the Loan Documents insofar as they provide that any person purchasing a participation from another person pursuant thereto may exercise set-off or similar rights with respect to such participation or that the Agent or any other person may exercise set-off rights other than in accordance with applicable law.

H. We express no opinion as to the effect of the compliance or non-compliance of the Agent or any Lender with any state or federal laws or regulations applicable because of the legal or regulatory status or the nature of the business of any of them or their participation in the Loan Documents.

I. We have assumed that the Agent and the Lenders at all times will act equitably and in good faith in a commercially reasonable manner and in compliance with all applicable laws and regulations. We have assumed that the Loan Documents will be enforced according to their terms.

Lenders and JPMorgan Chase Bank,

as Administrative Agent

March 26, 2008

J. We express no opinion as to the enforceability of any provision in the Loan Documents that purports to provide for or effect a confession of judgment on the part of the Borrower in any amount.

K. We express no opinion as to the validity, binding effect or enforceability of any provision in the Loan Documents that purports to: (i) impose on, or waive for the benefit of, the Agent or any of the Lenders standards for the care of collateral in the possession of the Agent or any of the Lenders, as the case may be, other than as permitted by applicable law; (ii) waive, or consent to waiver of, any rights of a debtor or duties owing to it, existing as a matter of law, except to the extent that such debtor may so waive or consent as a matter of law; (iii) permit the unilateral or ex parte appointment of a receiver, (iv) prohibit oral modifications to an agreement, (v) provide advance waivers of claims, defenses, rights granted by law, statutes of limitations, trial by jury, notices in connection with the exercise of remedies, the opportunity for hearing, evidentiary requirements, other procedural rights or the marshalling of assets, (vi) provide that the failure to exercise, or a delay in exercising, a right or remedy will not operate as a waiver of such right or remedy, (vii) appoint a third party as an attorney-in-fact to act on behalf of a Loan Party, (viii) consent to, or restrict, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (ix) waive broadly or vaguely stated rights; (x) provide for exclusivity, election or cumulation of rights or remedies; (xi) authorize or validate conclusive or discretionary determinations; (xii) grant setoff rights; (xiii) provide that a Guarantor is liable as a primary obligor, and not as a surety; (xiv) provide for the payment of attorneys’ fees where such payment is contrary to law or public policy; (xv) provide for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xvi) provide that the failure to exercise, or a delay in exercising, a right or remedy will not operate as a waiver of a right or remedy, and (xvii) the severability, if invalid, of provisions to the foregoing effect.

L. The opinions expressed in this Opinion Letter are limited to the federal laws of the United States of America, the internal laws of the State of New York, and in our opinions set forth in paragraphs 1, 2, 3 and 5 of this Opinion Letter, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Louisiana. We express no opinion as to any other laws or regulations or as to any matters of municipal law or the laws of any local agencies within any state, and have assumed, with your approval and without rendering any opinion to such effect, that the laws of any other states which may be applicable in any respect to the matters addressed in these opinions are substantively identical to the laws of the States of New York, Delaware and Louisiana, without regard to conflict of law provisions. Unless otherwise stated, our opinions in this Opinion Letter are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in loan transactions.

Lenders and JPMorgan Chase Bank,

as Administrative Agent

March 26, 2008

M. The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement the opinions expressed herein to reflect any facts or circumstances that may hereafter come to our attention or any change in laws that may hereafter occur.

N. The opinions expressed herein are solely for the benefit of the Agent and the Lenders now or hereafter parties to the Credit Agreement and may not be relied on in any manner or for any purpose by any other person or entity without our express written consent, which may be granted or withheld in our discretion.

O. This Opinion Letter is strictly limited to those matters expressly addressed herein. We express no opinion as to any matter not specifically stated to be and numbered as an opinion.

Very truly yours,

BAKER, DONELSON, BEARMAN,

CALDWELL & BERKOWITZ, PC

SCHEDULE A

Loan Parties

List of Subsidiary Guarantors

Public Official Certificates

[Intentionally omitted]

EXHIBIT “F”

FORM OF NOTICE OF BORROWING

            , 20

JPMorgan Chase Bank, N.A., Administrative Agent

451 Florida Street, Floor 01

Baton Rouge, Louisiana 70801-1700

Attention: Suzanne Marquette

Phone:(225) 332-7516

Fax:    (225) 332-4573

Email: suzanne.marquette@chase.com

Dear Ms. Marquette:

Reference is made to the Credit Agreement, dated as of March 26, 2008 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AMEDISYS, INC., a Delaware corporation (the “Lead Borrower”) and AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (the “Co-Borrower”; together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents, OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents, JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. and UBSS as Co-Lead Arrangers and Joint Bookrunners.

Pursuant to Section [2.2] [2.5] [2.7] of the Credit Agreement, the undersigned gives you irrevocable notice of its desire that Lenders make the following Loans to [NAME OF BORROWER] in accordance with the applicable terms and conditions of the Credit Agreement on [                     ], 20[__]:

The aggregate amount of the proposed borrowing is $___________________6.

The Borrowing Date of the proposed borrowing is ___________________________.

Including this proposed borrowing, there are              Eurodollar Loans outstanding on the Facilities (not to exceed ten at any one time).

The Facility under which the proposed borrowing is requested:

Term Loan:

The proposed Term Loan will be composed of a [Eurodollar Loan] [ABR Loan].

The Interest Period for each Eurodollar Loan made as part of the proposed borrowing is [one] [two] [three] or [six] months or with the consent of each Lender, [nine] or [twelve] months which will commence on              and end on              (not to exceed the Term Loan Maturity Date).

6	Any Eurodollar Loan or ABR Loan amount must be at least $1,000,000 or whole multiples of $100,000.

Credit Agreement – Exhibit “F” Page 1 of 2

Revolving Loan:

The proposed borrowing will be composed of a [Eurodollar Loan] [ABR Loan].

The Interest Period for each Eurodollar Loan made as part of the proposed borrowing is [one] [two] [three] or [six] months or with the consent of each Lender, [nine] or [twelve] months which will commence on                                          and end on                                                               (not to exceed the Revolving Loan Maturity Date).

Swingline Loan:

The proposed borrowing will be composed of an ABR Loan in an amount that is an integral multiple of $100,000 and not less than $500,000.

The proposed maturity date is                                               (not to exceed ten Business Days from the Borrowing Date.

Including this proposed borrowing, the amount of the outstanding Swingline Loans is $                     (not to exceed $15,000,000).

The location and number of the Borrower’s account to which funds are to be disbursed is                                                                                                                                            .

[NAME OF BORROWER] hereby certifies that:

(i) after making the Loans requested on the Borrowing Date, the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments then in effect;

(ii) as of the Borrowing Date, the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of such Borrowing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date; and

(iii) as of the Borrowing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

[AMEDISYS, INC.

By:
Name:
Title:]

[AMEDISYS HOLDING, L.L.C.

By:
Name:
Title:]

Credit Agreement – Exhibit “F” Page 2 of 2

EXHIBIT “G”

CONTINUATION/CONVERSION NOTICE

Reference is made to the Credit Agreement, dated as of March 26, 2008 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AMEDISYS, INC., a Delaware corporation (the “Lead Borrower”) and AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (the “Co-Borrower”; together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents, OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents, JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. and UBSS as Co-Lead Arrangers and Joint Bookrunners.

Pursuant to Section 2.12 of the Credit Agreement, the Lead Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

$[ , , ]	Eurodollar Loans to be continued with Interest Period of ____ month(s)
$[ , , ]	ABR Loans to be converted to Eurodollar Loans with Interest Period of ____ month(s)
$[ , , ]	Eurodollar Loans to be converted to ABR Loans

The Lead Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	AMEDISYS, INC.

By:
Name:
Title:

Credit Agreement – Exhibit “G”

EXHIBIT “H”

INSURANCE REQUIREMENTS

The Borrowers will, and will cause each of their Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by corporations of comparable size engaged in the same or similar business and similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations. The Borrowers will in any event maintain (with respect to itself and each of their Subsidiaries):

(A) Casualty Insurance — insurance against loss or damage covering all of the tangible real and personal property and improvements of the Borrowers and each of their Subsidiaries by reason of any Peril (as defined below) in such amounts (subject to such reasonable and customary deductibles as shall be satisfactory to the Administrative Agent) as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy.

(B) Automobile Liability Insurance for Bodily Injury and Property Damage — insurance against liability for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Borrowers or any of their Subsidiaries) at any time located at, or used in connection with, its properties or operations.

(C) Comprehensive General Liability Insurance — insurance against claims for bodily injury, death or property damage occurring on, in or about the properties (and adjoining streets, sidewalks and waterways) of the Borrowers and their Subsidiaries.

(D) Workers’ Compensation Insurance — workers’ compensation insurance (including, without limitation, Employers’ Liability Insurance) to the extent required by applicable law.

(E) Professional Liability Insurance — professional liability insurance.

Credit Agreement – Exhibit “H”

EXHIBIT “I”

FORM OF EXEMPTION CERTIFICATE

CAN BE OBTAINED FROM ADMINISTRATIVE AGENT

Credit Agreement – Exhibit “I”

EXHIBIT “J”

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of AMEDISYS, INC., a Delaware corporation (“Lead Borrower”).

2. Reference is made to that certain Credit Agreement dated as of March 26, 2008 (as amended, modified, supplemented or restated, the “Credit Agreement”), entered into by and among the Lead Borrower, Amedisys Holding, L.L.C., a Louisiana limited liability company (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents, OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents, JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. and UBSS as Co-Lead Arrangers and Joint Bookrunners. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

3. I have reviewed the terms of Articles 4 and 5 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph (3) above, I certify that as of the date hereof, after giving effect to the entering into of the Credit Agreement, the related financings and the other transactions contemplated by the Loan Documents, each Loan Party is Solvent.

The foregoing certifications are made and delivered as of March 26, 2008.

AMEDISYS, INC.

Title: Dale Redman, Chief Financial Officer

Credit Agreement – Exhibit “J”

EXHIBIT “K”

FORM OF INCREASE COMMITMENT SUPPLEMENT

This INCREASED COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of                                              ,              and is made with reference to that certain Credit Agreement dated as of March 26, 2008 (as amended, modified, supplemented or restated, the “Credit Agreement”), entered into by and among Amedisys, Inc., a Delaware corporation (the “Lead Borrower”), Amedisys Holding, L.L.C., a Louisiana limited liability company (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, FIFTH THIRD BANK and BANK OF AMERICA, N.A., as Documentation Agents, OPPENHEIMER & CO., INC. and UBS SECURITIES LLC (“UBSS”), as Syndication Agents, JPMORGAN CHASE BANK, N.A, as Administrative Agent, J.P. Morgan Securities Inc. and UBSS as Co-Lead Arrangers and Joint Bookrunners. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the Borrowers and the Lenders are entering into this Increased Commitment Supplement to provide for the increase of the aggregate Commitments;

WHEREAS, each Lender party [hereto and already a party to the Credit Agreement] wishes to increase its Commitment [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a “New Lender”), wishes to become a Lender party to the Credit Agreement];

WHEREAS, the Lenders are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Increase in Commitments. Subject to the terms and conditions hereof, each Lender severally agrees that its Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth opposite its name on the signature pages hereof.

2. New Lenders. Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements of the Borrower delivered under Section 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their officers, directors, subsidiaries or affiliates based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their officers, directors, subsidiaries or affiliates based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Lender” und the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

Credit Agreement – Exhibit “K” Page 1 of 3

3. Conditions to Effectiveness. Paragraph 1 of this Supplement shall become effective only upon the satisfaction of the following conditions precedent:

(a) Receipt by the Administrative Agent of an opinion of counsel to the Borrower as to the matters referred to in Sections 5.1 and 5.2 of the Credit Agreement (with the term “Agreement” as used therein meaning this Supplement for purposes of such option), dated the date hereof, satisfactory in form and substance to the Agent;

(b) Receipt by the Administrative Agent of certified copies of all corporate action taken by the Borrowers to authorize the execution, delivery and performance of this Supplement; and

(c) Receipt by the Administrative Agent of a certificate of the Secretary or an Assistant Secretary of the Borrowers certifying the names and true signatures of the officers of each Borrower authorized to sign this Supplement and the other documents to be delivered hereunder.

4. Representations and Warranties. In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, each Borrower represents and warrants to the Administrative Agent and each Lender that (a) the representations and warranties contained in Article 4 of the Credit Agreement are and will be true, correct and complete on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be included as part of the Agreement referred to therein, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

5. Effect of Supplement. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superceded by this Supplement, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Borrowers, the Administrative Agent, and the Lenders agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the term of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.

6. Applicable Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York and applicable laws of the United States of America.

7. Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute by one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement (other than the provisions of Paragraph 1 hereof, the effectiveness of which is governed by Paragraph 3 hereof) shall become effective upon the execution of a counterpart hereof by the Borrowers, the Lenders and receipt by the Borrowers and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

8. Entire Agreement. This Supplement embodies the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence or prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto there are no unwritten oral agreements among the parties hereto.

Credit Agreement – Exhibit “K” Page 2 of 3

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

New Term Commitment:

$________________________________________

New Total Revolving Commitment:

$________________________________________	JPMORGAN CHASE BANK, N.A.,
individually and as the Administrative Agent

By:
Name:
Title:

$________________________________________	LENDER

By:
Name:
Title:

$________________________________________	LENDER

By:
Name:
Title:

Credit Agreement – Exhibit “K” Page 3 of 3